UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PROOFPOINT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2021

Dear Stockholders:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders of Proofpoint, Inc. The meeting will be held as a virtual meeting on Tuesday, June 15, 2021, at 9:00 a.m. (Pacific Time) via a live interactive webcast on the internet at www.virtualshareholdermeeting.com/PFPT2021.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible by telephone, internet, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares.

If you attend the Annual Meeting via the live webcast, you will be able to vote and submit questions during the meeting by using the control number located on your proxy card.

We appreciate your continued support of Proofpoint.

Sincerely,

Gary Steele Chief Executive Officer and Chairman

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2021, THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

www.proxyvote.com

PROOFPOINT, INC.

925 West Maude Avenue

Sunnyvale, CA 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2021 Annual Meeting of Stockholders of Proofpoint, Inc. will be held as a virtual meeting on Tuesday, June 15, 2021, at 9:00 a.m. (Pacific Time) via live interactive webcast at www.virtualshareholdermeeting.com/PFPT2021.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.To elect three Class III directors of Proofpoint, Inc. to serve until the third annual meeting of stockholders following this meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

2.To approve, on a non-binding advisory basis, the compensation paid by us to our named executive officers as disclosed in this proxy statement (“say-on-pay”).

3.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 15, 2021 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

Your vote as a Proofpoint, Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, you may contact the Proofpoint Investor Relations Department through our website at https://investors.proofpoint.com/investors/resources/contact-investor-relations/default.aspx or, if you are a registered holder, our transfer agent, Computershare Trust Company, N.A., by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284.

By Order of the Board of Directors,

Gary Steele
Chief Executive Officer and Chairman

Sunnyvale, California

April 30, 2021

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE AND SUBMIT YOUR PROXY BY INTERNET, TELEPHONE OR BY MAIL. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE DURING THE LIVE WEBCAST. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

PROOFPOINT, INC.

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

PROOFPOINT, INC.

925 West Maude Avenue

Sunnyvale, CA 94085

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

April 30, 2021

Information About Availability of Materials, Solicitation and Voting

The accompanying proxy is solicited on behalf of Proofpoint, Inc.’s (“Proofpoint” or the “Company”) board of directors for use at Proofpoint’s 2021 Annual Meeting of Stockholders (the “meeting”) to be held as a virtual meeting on Tuesday, June 15, 2021, at 9:00 a.m. (Pacific Time) via live interactive webcast on the internet at www.virtualshareholdermeeting.com/PFPT2021, and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials (Notice) being distributed and our proxy statement and form of proxy are made available on the internet on or about April 30, 2021. The proxy materials include our proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2020 (Annual Report), and the proxy card or a voting instruction card for the Annual Meeting.

In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, we are sending the Notice to our stockholders of record and beneficial owners as of April 15, 2021, which is the record date.

The Notice and proxy card or voting instruction card will contain instructions on how to view the proxy materials on the internet, vote your shares on the internet, and request electronic delivery of future proxy materials. An electronic copy of this proxy statement and Annual Report are available at www.proxyvote.com.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will respond to questions from stockholders.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 15, 2021, the record date, will be entitled to vote at the meeting. At the close of business on April 15, 2021, we had 57,369,765 shares of common stock outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 15, 2021, the record date. You may vote all shares owned by you as of April 15, 2021, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On April 15, 2021, we had 57,369,765 shares of common stock issued and outstanding.

Stockholder of Record: Shares Registered in Your Name.     If on April 15, 2021, your shares were registered directly in your name with our transfer agent, Computershare, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting or vote by telephone, or if you request or receive paper proxy materials by mail, by filling out and returning the proxy card on a timely basis as described below.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee.     If on April 15, 2021, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

To be elected to the board of directors, a nominee must receive a majority of the votes cast in an uncontested election. That is, the number of shares voted “for” a nominee exceeds the number of shares voted “against” such nominee. Abstentions and broker non-votes are not counted as votes cast with respect to a nominee and will have no effect on the outcome of the election of directors. You may vote “for” or “against” on each of the nominees for election as a director.

The advisory vote on named executive officer compensation described in Proposal No. 2 is referred to as a “say-on-pay” vote.

For each other item, the affirmative vote by holders of a majority of the votes cast is required for approval or to be considered the recommendation of the stockholders, as applicable.

Abstentions (shares present at the meeting and voted “abstain”) are not counted as votes “for” or “against” a particular proposal and have no effect on the outcome of the matters voted upon, although the shares represented by such instruction will be counted for purposes of determining whether there is a quorum present. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has not received instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only the proposal regarding the ratification of the appointment of PricewaterhouseCoopers LLP is considered a routine matter. The other proposals presented at the Annual Meeting are non-routine matters. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote FOR the Class III directors named in this proxy statement (Proposal 1), FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (Proposal 2), and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 3).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote at the meeting—follow the instructions at www.virtualshareholdermeeting.com/PFPT2021 (have your proxy in hand when you visit the website);
•

vote via the internet—go to www.proxyvote.com up until 11:59 pm Eastern Time the day before the meeting date. Have your proxy card in hand when accessing the website and follow the instructions to obtain your records and create an electronic voting instruction form.

•	vote via telephone—in order to do so, please follow the instructions shown on your proxy card; or
•	vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it before the meeting in the envelope provided.

Votes submitted by telephone or mail must be received by 11:59 p.m., Eastern Time, on June 14, 2021. Submitting your proxy, whether by internet, telephone, or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” or “AGAINST” each nominee to the board of directors, or you may withhold your vote from such nominee. A nominee must receive a majority of the votes cast to be elected to the board of directors. For any other matter to be voted on, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

If a stockholder attends the meeting and votes his, her or its shares during the meeting via the voting instructions described at www.virtualshareholdermeeting.com/PFPT2021, then any previous votes that were submitted by such stockholder, whether by telephone or internet or mail, will be superseded by the vote that such stockholder casts during the meeting. Further, if the shares are held of record by a broker and a stockholder wishes to vote at the meeting, he, she or it must obtain a proxy issued in his, her or its name from the record holder in accordance with the materials and instructions for voting provided by his, her or its broker.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone or at the meeting. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card on a timely basis as described above to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Proofpoint. Proofpoint and its agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. Proofpoint will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Proofpoint, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials through the internet, you are responsible for any internet access charges you may incur.

Revocability of Proxies

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Proofpoint (by any means, including facsimile) a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again by telephone or internet; or
•	attending and voting at the meeting (following the instructions at www.virtualshareholdermeeting.com/PFPT2021) (note that attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Attending the Meeting

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/PFPT2021. To participate in the Annual Meeting online, you will need the control number included on your proxy card. The Annual Meeting webcast will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:55 a.m. Pacific Time.

Shareholders as of our record date who attend and participate in our virtual Annual Meeting at www.virtualshareholdermeeting.com/PFPT2021 will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. Such questions must be confined to matters properly before the Annual Meeting and of general Company concern. These shareholders may also submit a question in advance of the Annual Meeting at www.proxyvote.com. In both cases, shareholders must have available their control number provided on their proxy card, voting instruction form or Notice.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page www.virtualshareholdermeeting.com/PFPT2021.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD; CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Proofpoint is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the Company. Our Corporate Governance Guidelines are available on the Investor section of our website, which is located at https://investors.proofpoint.com, by clicking on “Corporate Governance Guidelines,” under “Governance” and then “Governance Overview.” The Corporate Governance Guidelines are reviewed periodically by our nominating and corporate governance committee, and changes are recommended to our board of directors with respect to changes as warranted.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairman in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee shall periodically consider the leadership structure of our board of directors and make such recommendations related thereto to the board of directors with respect thereto as the nominating and corporate governance committee deems appropriate. Historically, we have maintained a corporate governance structure where the chairman of the board and the chief executive officer have been separate offices held by separate individuals, with our founder, Eric Hahn, serving as chairman of the board. Upon the resignation of our former chairman of the board in July 2018, our board of directors, on recommendation of the nominating and corporate governance committee, combined the roles of the chairman and chief executive officer and appointed our chief executive officer Gary Steele to serve as chairman of the board. Our board of directors determined that Mr. Steele’s thorough knowledge of our business, strategy, people, operations, competition and financial position, coupled with his leadership and vision made him well positioned to chair board meetings and bring key business and stakeholder issues to the board’s attention. Our Corporate Governance Guidelines provide that, when the positions of chairman and chief executive officer are held by the same person, the independent directors shall designate a “lead independent director.” Dana Evan, an independent director, was appointed to serve as our lead independent director in July 2018. Under the terms of our Corporate Governance Guidelines, the lead independent director has broad responsibility and authority, including: presiding at executive sessions; serving as a liaison between the chairman and the independent directors, being available, under appropriate circumstances, for consultation and direct communication with stockholders; and facilitating communication between the independent directors and management. Each of the directors other than Mr. Steele are independent, and our board believes that the independent directors provide effective oversight of management. While we believe that the combination of the chairman and chief executive officer roles is in our best interests in our current circumstances, our board of directors has the flexibility to modify the leadership structure in the future if it determines that to be appropriate.

Our Board of Directors’ Role in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. In particular, in 2017 we formed a risk committee charged with assisting the board in fulfilling its oversight responsibilities with respect to management’s identification and evaluation of the Company’s cybersecurity, and other principal operational, and business risks, as well as the Company’s risk management framework and its guidelines, policies and processes for monitoring and mitigating these risks. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to the board of directors and to our personnel that are responsible for risk assessment and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies.

Each committee of the board of directors meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The compensation committee reviews risks and exposures associated with compensation programs and arrangements, including incentive plans for our executive officers as well as all other employees, including to evaluate whether such policies create risks that are reasonably likely to have a material adverse effect on the Company. The nominating and corporate governance committee, together with the audit committee, reviews our major legal compliance risk exposures and monitors the steps management has taken to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines.

Independence of Directors

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the Nasdaq Stock Market. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with our company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the Company’s directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Based upon this review, our board of directors has determined that the following members of our board of directors are currently independent as determined under the rules of the Nasdaq Stock Market:

Dana Evan	Elizabeth (Betsy) Rafael
Jonathan Feiber	Michael Johnson
Kevin Harvey	Richard Wallace
Kristen Gil	Leyla Seka

All members of our audit committee, compensation committee, risk committee and nominating and corporate governance committee must be independent directors as defined by our Corporate Governance Guidelines. Members of the audit committee must also satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Proofpoint or any of its subsidiaries other than their directors’ compensation. No member of the audit committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Proofpoint or any of its subsidiaries. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the relevant SEC additional independence requirements for the members of such committee.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee, mergers and acquisitions committee, risk committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Copies of the charters for the audit committee, the compensation committee, and the nominating and corporate governance committee are available, without charge, upon request in writing to Proofpoint, Inc., 925 West Maude Avenue, Sunnyvale, California 94085, Attn: General Counsel or by clicking on “Governance” in the Investor section of our website, https://investors.proofpoint.com. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is currently comprised of Ms. Rafael, who is the chair of the audit committee, Ms. Evan, and Ms. Gil. The composition of our audit committee meets the requirements for independence under current Nasdaq Stock Market and SEC rules and regulations. Each member of our audit committee is financially literate as required by current Nasdaq Stock Market listing standards. In addition, our board of directors has determined that both Mses. Rafael and Evan are audit committee financial experts within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•	helps to ensure the independence and performance of and oversees our company’s relationship with the independent registered public accounting firm;
•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviews our policies on risk assessment and risk management;
•	reviews related party transactions;
•	reviews the adequacy and effectiveness of our internal control policies and procedures and reviews our critical accounting policies;

•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues;

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm; and

•	reviews our annual, quarterly, and periodic reports related to financial matters to be filed with the SEC.

Compensation Committee

Our compensation committee is comprised of Mr. Feiber, who is the chair of the compensation committee, Ms. Evan and Mr. Wallace. The composition of our compensation committee meets the requirements for independence under current Nasdaq Stock Market and SEC rules and regulations. Each member of this committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;
•	administers our stock and equity incentive plans;
•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and
•	establishes and reviews general strategies relating to compensation and benefits of our employees.

The compensation committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to our board of directors regarding the compensation of non-employee directors and the chief executive officer. The compensation committee may take into account the recommendations of the chief executive officer with respect to compensation of the other executive officers.

Nominating and Corporate Governance Committee

Our nominating and governance committee is comprised of Ms. Evan, who is the chair of the nominating and governance committee, and Mr. Harvey. The composition of our nominating and governance committee meets the requirements for independence under current Nasdaq Stock Market and SEC rules and regulations. Our nominating and governance committee, among other things:

•	identifies, evaluates and makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•	evaluates the performance of our board of directors and of individual directors;
•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	reviews proposed waivers of our code of conduct;
•	reviews developments in corporate governance practices;
•	evaluates the adequacy of our corporate governance practices and reporting; and
•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Mergers and Acquisitions Committee

Our mergers and acquisitions committee is comprised of Ms. Evan, and Messrs. Feiber and Harvey. Our mergers and acquisitions committee, among other things:

•	reviews acquisition strategies with management and investigates acquisition candidates on behalf of the Company;
•	recommends acquisition strategies and candidates to our board of directors, as appropriate;
•	authorizes and approves the negotiation of proposed acquisitions by the Company within pre-approved threshold values; and
•	develops and makes recommendations to the board of directors regarding guidelines for mergers and acquisitions.

Risk Committee

Our risk committee is comprised of Mr. Johnson, who is the chair of the risk committee, and Mr. Feiber. Our risk committee, among other things:

•	reviews or discusses, as and when appropriate, with management the Company’s risk governance framework;
•

oversees our risk management policies and procedures dealing with risk identification and risk assessment regarding the principal operational, business risks facing the Company, whether internal or external in nature; and review and approves material changes to such policies;

•	periodically reviews the major risk exposures of the Company and the steps management has taken to monitor and control such exposures; and
•

reviews risks related to information security and data protection, the steps taken by management to reduce the likelihood of security or data breaches, and the Company’s compliance with applicable information security and data protection laws and industry standards.

The risk committee’s role is advisory to the board with respect to the above matters, and the board as a whole does not delegate any power or authority of the board as a whole to the risk committee with respect to them. The board of directors also retains oversight responsibility over our key strategic and reputational risks, and oversight responsibility for certain other risks have been assigned to the audit committee, the compensation committee and nominating and corporate governance committee as described above.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2020 were Mr. Feiber, Ms. Evan and Mr. Wallace. None of the members of our compensation committee in 2020 has at any time been our officer or employee, and none had or have any relationships with Proofpoint that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2020.

Board and Committee Meetings and Attendance

During 2020 and including telephonic meetings, the board of directors met eight (8) times, the audit committee met four (4) times, the compensation committee met four (4) times, and the risk committee met four (4) times. The board of directors acted by unanimous written consent eight (8) times, the audit committee acted by unanimous written consent one (1) time, the compensation committee acted by unanimous written consent eight (8) times, and the nominating and governance committee acted by unanimous written consent one (1) time. None of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which such director served (during the period which such director served).

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. At our 2020 Annual Meeting of Stockholders, our lead independent director, Dana Evan, and Mr. Steele, attended the meeting.

Presiding Director of Non-Employee Director Meetings

The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our lead independent director, currently Ms. Evan, is the presiding director at these meetings.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director) may do so by sending letters addressed to the attention of our Corporate Secretary or by sending emails to the board of directors through our website at https://investors.proofpoint.com/investors/governance/contact-the-board/default.aspx.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board of directors not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to our board of directors.

The address for these communications is:

Proofpoint, Inc.

c/o Corporate Secretary

925 West Maude Avenue

Sunnyvale, California 94085.

Business Conduct Guidelines

We have adopted business conduct guidelines that apply to all of our board members, officers and employees. Our Business Conduct Guidelines are posted on the Investor section of our website located at https://investors.proofpoint.com by clicking on “Governance” and then “Governance Overview.” Any amendments or waivers of our Business Conduct Guidelines pertaining to a member of our board of directors or one of our executive officers will be disclosed on our website at the above-referenced address.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to Be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the board of directors to possess.

The committee believes that diversity is an important component of a board of directors, including diversity of background, skills, experience, gender, race, and ethnicity. Currently, 44% of the full board of directors self-identifies as female, 11% self-identifies as racially/ethnically diverse and 11% self-identifies as LGBTQ+. Of the audit, compensation, and nominating and corporate governance committees of the board of directors, 100%, 33% and 50% of each respective committee self-identifies as female and 33%, 33% and 50% of each respective committee self-identifies as racially/ethnically diverse. Racial/ethnic diversity refers to the following: Asian (excluding Indian or South Asian); Black or African American; Hispanic or Latin American; Indian or South Asian; Middle-Eastern or North African; Native American or Alaskan Native; Native Hawaiian or Other Pacific Islander; or Two or More Races/Other. Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and Nasdaq listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines, and charters of the board committees. In addition, neither the board of directors nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, and knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics, such as gender, that are expected to contribute to the board of directors’ overall effectiveness. We believe the Company’s current board members collectively possess diverse knowledge, expertise, and experience in the disciplines that impact our business. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class III will stand for election at this meeting. The terms of office of directors in Class I and Class II do not expire until the annual meetings of stockholders held in 2022 and 2023, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that the Class III nominees named below, who are currently serving as directors in Class III, be elected as Class III directors for a three-year term expiring at the 2024 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Our bylaws provide for a majority of votes cast standard for the election of directors in an uncontested election. The majority of votes cast standard for purposes of the election of director nominees means that in order for a director to be elected, the number of votes cast FOR a director’s election must exceed the number of votes cast AGAINST that director’s election. Our Corporate Governance Guidelines require that any director who, in an uncontested election, receives a greater number of AGAINST votes than FOR votes must promptly tender his or her resignation to the board of directors, subject to its acceptance.

Shares represented by proxies will be voted “FOR” the election of the nominee named below, unless the proxy is marked as to withhold authority to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each respective nominee has consented to being named in this proxy statement and to serve if elected.

Nominees to the Board of Directors

The nominees, and their ages, occupation and length of board service as of April 30, 2021, are provided in the table below. Additional biographical description of the nominee is set forth in the text below the table. The description includes the primary individual experience, qualifications, qualities and skills of the nominee that led to the conclusion that the director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Dana Evan (1)(2)(3)(4)	61	Former Venture Partner at Icon Ventures	2008
Kristen Gil (1)	49	Vice President, Business Operations & Strategy, Google Inc.	2017
Gary Steele	58	Chief Executive Officer and Chairman of Proofpoint, Inc.	2002

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the mergers and acquisitions committee
(4)	Member of the nominating and corporate governance committee

Dana Evan has served as a director since June 2008 and has been our lead independent director since July 2018. From 2013 until July 2020, Ms. Evan was a venture partner at Icon Ventures. Since July 2007, Ms. Evan has invested in and served on the boards of directors of companies in the internet, technology and media sectors. From May 1996 until July 2007, Ms. Evan served as Chief Financial Officer of VeriSign, Inc., a provider of intelligent infrastructure services for the internet and telecommunications networks. Ms. Evan currently serves on the boards of directors of Box, Inc., Farfetch Ltd., Survey Monkey Inc., Domo, Inc. and a privately held company. Ms. Evan also served on the board of Criteo S.A. from March 2013 until July 2017 and Fusion-IO from February 2011 until July 2014. Ms. Evan previously served on the board of directors of Linden Research, Inc. until it was acquired by an investment group led by Randy Waterfield and Brad Oberwager in July 2020, on the board of directors of Everyday Health, Inc. until it was acquired by Ziff Davis in December 2016 and on the board of directors of Omniture, Inc. until it was acquired by Adobe Systems Incorporated in October 2009. Ms. Evan holds a B.S. in commerce from Santa Clara University and is a certified public accountant (inactive). The board of directors determined that Ms. Evan possesses specific attributes that qualify her to serve as a member of our board of directors, including broad expertise in operations, strategy, accounting, financial management and investor relations at both publicly and privately held technology, media and internet companies. In 2019, Ms. Evan received the Director of the Year award from the National Association of Corporate Directors (NACD).

Kristen Gil has served as a director since October 2017. Ms. Gil is the Business Finance Officer for Google’s Research and Health product areas and leads the Business Operations and Strategy team at Google Inc., an internet technology company, where she has worked since November 2007. In addition, for several years Ms. Gil led the Women@Google group, a global network of thousands of Google employees committed to connecting, developing and retaining female talent. Before Google, Ms. Gil served as general manager of a division for Marketron International, Inc. a provider of revenue management and audience engagement software for media companies. She was also previously a management consultant with McKinsey & Company, a global consulting firm where she worked across many industries including technology, financial services, and manufacturing. Ms. Gil holds an M.B.A. from Harvard Business School and a B.S. in industrial engineering & operations research from Cornell University. The board of directors determined that Ms. Gil should serve as a director based on her operational and strategic experience that will contribute to Proofpoint’s long term scale.

Gary Steele has served as a director and as our Chief Executive Officer since 2002, and as our Chairman since 2018. Mr. Steele currently serves on the board of directors of Upwork Inc., as well as on the board of two privately held companies. Prior to joining our company, Mr. Steele also served on the board of Vonage Holding Corp. from July 2016 until April 2021. Mr. Steele served from June 1997 to July 2002 as the Chief Executive Officer of Portera Systems Inc., a software company. Before Portera, Mr. Steele served as the vice president and general manager of the Middleware and Data Warehousing Product Group at Sybase, Inc., an enterprise and mobile software company. Mr. Steele’s prior experience includes business development, marketing, and engineering roles at Sun Microsystems, Inc. and Hewlett-Packard Company, computer, computer software and information technology companies. He holds a B.S. degree in computer science from Washington State University. The board of directors determined that Mr. Steele should serve as a director based on his position as our Chief Executive Officer and his understanding of the internet security industry.

Continuing Directors

The directors who are serving for terms that end following the meeting, and their ages, occupations and length of board service as of April 30, 2021, are provided in the table below. Additional biographical descriptions of each such director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of each of our nominees that led to the conclusion that each director should serve as a member of our board of directors at this time.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors:
Michael Johnson (1)	53	Former Senior Vice President and Chief Information Security Officer, Capital One Financial Corporation	2017
Elizabeth Rafael (2)	59	Audit Chair at Autodesk and Kinaxis	2021
Richard Wallace (3)	61	Chief Executive Officer, KLA Corporation	2017

Class II Directors:
Jonathan Feiber (1)(3)(4)	64	General Partner at Mohr Davidow Ventures	2002
Kevin Harvey (4)(5)	56	Founder and General Partner of Benchmark Capital	2002
Leyla Seka	47	Partner, Operator Collective	2019

(1)	Member of the risk committee
(2)	Member of the audit committee
(3)	Member of the compensation committee
(4)	Member of the mergers and acquisitions committee
(5)	Member of the nominating and corporate governance committee

Michael Johnson has served as a director since July 2017. Previously Mr. Johnson served as Senior Vice President and Chief Information Security Officer of Capital One Financial Corporation, a financial holding company where he led and managed cyber, cyber risk management, information security, cybersecurity operations, and security technology innovation from March 2017 to November 2019. While at Capital One Financial Corporation, Mr. Johnson served as Senior Vice President, Cybersecurity from November 2019 to February 2020. Prior to joining Capital One, Mr. Johnson served as Chief Information Officer for the U.S. Department of Energy from March 2015 to December 2016. Previously, Mr. Johnson served in key cyber-focused executive roles in the U.S. Government, including at the Office of the Director of National Intelligence, the U.S. Department of Homeland Security, and the White House Executive Office of the President, where he served as Assistant Director for intelligence programs and national security systems from July 2013 to March 2015. Mr. Johnson also serves on the board of a privately held company. Mr. Johnson holds a B.S. in computer engineering and an M.S. in computer science from the University of California, San Diego. The board of directors determined that Mr. Johnson should serve as a director based on his extensive experience in cybersecurity, cyber risk management, and security technology innovation as well as his leadership roles with the United States government.

Elizabeth (Betsy) Rafael has served as a director since February 2021. Rafael is currently the Audit Chair at Autodesk and Kinaxis. She most recently served as Chief Transformation Officer at GoDaddy Inc. from May 2018 to November 2019. Previously, she held positions at Apple, including Vice President and Corporate Controller and Principal Accounting Officer, until her retirement in October 2012. From April 2002 to September 2006, Ms. Rafael served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems, and held the position of Vice President, Corporate Finance for Cisco Systems from September 2006 to August 2007. From December 2000 to April 2002, she was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate, Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics (SGI), culminating her career at Silicon Graphics as Senior Vice President and Chief Financial Officer. Prior to SGI, she held senior management positions in finance with Sun Microsystems and Apple Computer. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael graduated magna cum laude from Santa Clara University with a B.S.C. degree in Accounting. The board of directors determined that Ms. Rafael possesses specific attributes that qualify her to serve as a member of our board of directors, her extensive background in corporate finance, accounting, and financial management and experience in the technology industry.

Richard Wallace has served as a director since May 2017. Mr. Wallace has served as Chief Executive Officer and President and as a member of the board of directors of KLA Corporation, a leading provider of process control and yield management solutions, since January 2006. Mr. Wallace began as an applications engineer at KLA Instruments in 1988, and has held various general management positions throughout his thirty-one year tenure with the Company. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. Mr. Wallace served on the board of directors for NetApp, Inc., a data management solutions company, from April 2011 until September 2019. Mr. Wallace holds a B.S. in electrical engineering from the University of Michigan and a M.S. in engineering management from Santa Clara University. The board of directors determined that Mr. Wallace brings exceptional technology leadership to the board that will further enhance Proofpoint’s ongoing ability to scale its business to drive long-term sustained growth and profitability.

Jonathan Feiber has served as a director since July 2002. Mr. Feiber is a general partner at Mohr Davidow Ventures, a venture capital firm, which he joined in 1992. As a general partner at Mohr Davidow Ventures, Mr. Feiber serves on the board of directors of a number of privately held companies. Prior to joining Mohr Davidow Ventures, Mr. Feiber worked in various managerial positions at Sun Microsystems, a computer software and information technology company. Mr. Feiber holds a B.A. from the University of Colorado in distributed studies across computer science, math and astrophysics. The board of directors determined that Mr. Feiber should serve as a director based on his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of other technology companies, and his significant management, software engineering and product development experience.

Kevin Harvey has served as a director since December 2002. Mr. Harvey is a founder and general partner of Benchmark Capital, which he joined in 1995. Before founding Benchmark, Mr. Harvey was founder, president and Chief Executive Officer of Approach Software Corp., a server database company. Before founding Approach Software, Mr. Harvey founded Styleware, Inc., a software company. Mr. Harvey currently serves on the board of directors of Upwork, Inc. Mr. Harvey holds a B.S. in engineering from Rice University. The board of directors determined that Mr. Harvey should serve as a director based on his significant experience investing in and serving on the boards of directors of other technology companies, and his management and leadership experience as a former founder and executive of multiple startup technology companies.

Leyla Seka has served as a director since September 2019. Ms. Seka is a partner at Operator Collective, a venture capital firm, where she has invested in technology companies since August 2019. From February 2008 to May 2019, Ms. Seka served in a variety of leadership roles at salesforce.com, inc., a customer relationship management software company, including most recently as Executive Vice President of Salesforce Mobile from September 2018 to May 2019, Executive Vice President of Salesforce AppExchange from October 2016 to September 2018, and Senior Vice President of Desk.com from February 2014 to October 2016. Prior to joining Salesforce, Ms. Seka held roles in product management and marketing at Primavera Systems, Inc., Evolve Software, Vivant Corporation and Eutron SPA. Ms. Seka also serves on the board of Girls Who Code, a non-profit empowering young female leaders through STEM education and Setsail, a privately held company. Ms. Seka holds an M.B.A. from the University of San Francisco Masagung School of Management and a B.A. in international relations and French from the University of California, Davis. The board of directors determined that Ms. Seka should serve as a director based on her significant experience across product management, product marketing and business operations.

There are no familial relationships among our directors and officers.

Director Compensation

The following table provides information for the fiscal year ended December 31, 2020, regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2020. Our chief executive officer, Gary Steele, who serves as chairman of the board, does not receive any additional compensation for his service on the board.

Director Compensation— 2020

Name of Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)	Total
Dana Evan	$85,000	$214,469	$299,469
Jonathan Feiber (4)	$2,500	$279,857	$282,357
Kristen Gil (4)	$—	$265,927	$265,927
Kevin Harvey (4)	$—	$260,517	$260,517
R. Scott Herren (5)	$49,500	$214,469	$263,969
Michael Johnson	$55,000	$214,469	$269,469
Peter Leav (6)	$3,167	$—	$3,167
Leyla Seka (4)	$—	$255,221	$255,221
Richard Wallace (4)	$—	$262,704	$262,704

(1)	Consists of annual cash retainer fees for board and committee membership, as described below in the section entitled “Annual and Meeting Fees.”
(2)

Consists of Restricted Stock Units (RSUs). The amounts shown in this column include annual equity grant of RSUs equivalent to $200,000, as determined based on the closing price of our common stock on the date of the annual meeting.

(3)

Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted during the fiscal year. There can be no assurance that this grant date fair value will ever be realized by the non-employee director. For information regarding the number of stock options and RSUs held by each non-employee director as of December 31, 2020, see the table “Director Stock Options and Awards Outstanding” below. A description of the grants appears below in the section entitled “Equity Awards.”

(4)	Messrs. Feiber, Harvey and Wallace, and Mses. Gil and Seka elected to receive their annual cash fees in the form of RSUs for 2020.
(5)	Mr. Herren resigned from our board of directors effective November 12, 2020.
(6)	Mr. Leav resigned from our board of directors effective January 16, 2020.

Our non-employee directors held the following number of stock options and RSUs as of December 31, 2020.

Director Stock Options and Awards Outstanding

Name of Director	Outstanding Stock Awards (#)	Shares subject to Outstanding Options (#)
Dana Evan	1,863	7,500
Jonathan Feiber	2,005	35,948
Kristen Gil	1,975	—
Kevin Harvey	1,963	20,248
Michael Johnson	1,863	—
Leyla Seka	1,952	—
Richard Wallace	1,968	—

Annual and Meeting Fees.     Our non-employee directors, other than those who are prohibited from receiving director compensation pursuant to the policies of their affiliated funds and other than those who elected to receive their annual board service fees in the form of RSUs, were compensated as follows:

•	$38,000 annual cash retainer;
•	$20,000 for the chair of our audit committee and $10,000 for each of its other members;
•	$15,000 for the chair of our compensation committee and $7,000 for each of its other members;
•	$10,000 for the chair of our nominating and corporate governance committee and $5,000 for each of its other members;
•	$17,000 for the chair of our risk committee and $8,000 for each of its other members; and
•	$20,000 for the lead independent director

Equity Awards.     Our non-employee director equity compensation policy provides that each newly-elected or appointed non-employee director will be granted an initial annual equity grant of restricted stock units (RSUs) equivalent to $200,000 (subject to monthly proration of such value as measured over a twelve-month period from June 1 to May 31 of each year). For example, a director joining on December 15 of a given year would be entitled to an initial annual grant of RSUs valued at $100,000, i.e. 6/12ths of $200,000. Immediately following each annual meeting of our stockholders, each non-employee director will automatically be granted an additional equity grant of RSUs equivalent to $200,000. Each annual RSU award will vest in full on the one-year anniversary of the date of grant. Our non-employee director equity compensation policy also provides that a director can elect annually to receive the annual board service fees in the form of RSUs. One-quarter of each RSU award provided in lieu of annual board service fees will vest upon the completion of each calendar quarter of board service, commencing with the second calendar quarter of the year or with the grant immediately after the annual meeting of our stockholders. In addition, the RSUs granted to directors will fully vest upon the consummation of a corporate transaction. In addition to the awards provided for above, non-employee directors are eligible to receive discretionary equity awards.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINATED DIRECTORS.

PROPOSAL NO. 2
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC, we are presenting stockholders with a non-binding advisory vote to approve the compensation of our named executive officers as described below under the heading “Executive Compensation.”

This non-binding advisory vote, commonly referred to as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the compensation philosophy, policies and procedures described in this proxy statement.

Stockholders are urged to read the “Executive Compensation” section of this proxy statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we are asking you to vote, on a non-binding advisory basis, “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Proofpoint, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Proxy Statement relating to its 2021 Annual Meeting of Stockholders, is hereby APPROVED.”

As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE “EXECUTIVE COMPENSATION” SECTION OF THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our audit committee has selected PricewaterhouseCoopers LLP as Proofpoint’s principal independent registered public accounting firm to perform the audit of Proofpoint’s consolidated financial statements for fiscal year ending December 31, 2021. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as Proofpoint’s principal independent registered public accounting firm.

PricewaterhouseCoopers LLP audited Proofpoint’s financial statements for Proofpoint’s 2020 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for Proofpoint’s audit.

In addition to performing the audit of Proofpoint’s consolidated financial statements, PricewaterhouseCoopers LLP provided various other services during fiscal 2020 and 2019. Our audit committee has determined that PricewaterhouseCoopers LLP’s provisioning of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from Proofpoint. The aggregate fees billed for fiscal 2020 and 2019 for each of the following categories of services are as follows:

Fees Billed to Proofpoint	Fiscal Year 2020	Fiscal Year 2019
Audit fees(1)	$2,128,000	$2,946,000
Audit-related fees(2)	$—	$—
Tax fees(3)	$428,087	$333,300
All other fees(4)	$2,700	$2,700
Total fees	$2,558,787	$3,282,000

(1)

“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees for 2019 include fees for work related to the adoption of ASC 842 and work related to acquisitions.

(2)	“Audit-related fees” include fees for audit-related services that are not categorized as audit fees.
(3)

“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.

(4)	“All other fees” include fees for licensed software tools used for financial reporting.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by holders of more than 5% of our common stock, each of our directors or director nominees; each of our named executive officers; and all of our directors and executive officers as a group. Except for the information about the greater than 5% stockholders, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2021 by each of our directors or director nominees; each of our named executive officers; and all of our directors, director nominees and executive officers as a group.

Percentage ownership of our common stock is based on 57,405,633 shares of our common stock outstanding on March 31, 2021. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2021, and the shares subject to RSUs that will be released within 60 days of March 31, 2021, to be outstanding and to be beneficially owned by the person holding the option and the RSU for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below that owns 5% or more of our common stock is c/o Proofpoint, Inc., 925 West Maude Avenue, Sunnyvale, California 94085.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Owned
Directors and Named Executive Officers
Dana Evan	18,479	(1)	*
Jonathan Feiber	45,518	(2)	*
Kristen Gil	6,187		*
Kevin Harvey	288,003	(3)	*
Michael Johnson	1,844		*
Leyla Seka	2,057		*
Richard Wallace	7,541		*
Gary Steele	319,281	(4)	*
Paul Auvil	521,207	(5)	*
David Knight	18,020		*
Blake Sallé	22,951	(6)	*
Ashan Willy	3,440		*
All officers and directors as a group (12 persons)	1,254,528	(7)	2.17%
Greater than 5% Beneficial Owner
T. Rowe Price Associates, Inc.	7,632,694	(8)	13.30%
The Vanguard Group, Inc.	5,456,323	(9)	9.50%
Blackrock, Inc.	3,249,892	(10)	5.66%

_______________________

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.
(1)	Includes 7,500 shares subject to options held by Ms. Evan that are exercisable within 60 days of March 31, 2021.
(2)

Includes (i) 35,948 shares subject to options held by Mr. Feiber that are exercisable within 60 days of March 31, 2021, and (ii) 1,699 shares held by the Feiber-Buhr Family Trust. Mr. Feiber is a trustee of the foregoing trust and as such may be deemed to have shared voting and investment power over these shares.

(3)

Includes (i) 20,248 shares subject to options held by Mr. Harvey that are exercisable within 60 days of March 31, 2021, and (ii) 234,464 shares held by the Harvey Family Trust. Mr. Harvey is a trustee of the foregoing trust and as such may be deemed to have shared voting and investment power over these shares.

(4)	Includes 249,241 shares subject to options held by Mr. Steele that are exercisable within 60 days of March 31, 2021.
(5)

Includes (i) 144,000 shares subject to options held by Mr. Auvil that are exercisable within 60 days of March 31, 2021, and (ii) 261,918 shares held by the Auvil Family Trust. Mr. Auvil is a trustee of the foregoing trust and as such may be deemed to have shared voting and investment power over these shares.

(6)	Includes 5,000 shares subject to RSUs held by Mr. Sallé that will be released within 60 days of March 31, 2021.

(7)

Consists of 456,937 shares subject to options that are exercisable within 60 days of March 31, 2021 that are held by our directors and officers as a group. Also consists of 5,000 shares subject to RSUs that will be released within 60 days of March 31, 2021.

(8)

As of December 31, 2020, based solely on Schedule 13G/A filed by T. Rowe Price Associates, Inc. on January 11, 2021 showing sole dispositive powers over the shares. T. Rowe Price Associates, Inc.’s principal business address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(9)

As of December 31, 2020, based solely on Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2021. The Vanguard Group, Inc. reported that it has sole dispositive power with respect to 5,365,216 shares and shared dispositive power with respect to 91,107 shares. The Vanguard Group, Inc.’s principal business address is 100 Vanguard Blvd., Malvern, PA 19355.

(10)

As of December 31, 2020, based solely on Schedule 13G filed by BlackRock Inc. on February 5, 2021 showing sole dispositive powers over the shares. BlackRock Inc.’s principal business address is 55 East 52nd Street, New York, NY 10055.

EXECUTIVE OFFICERS

The names of our executive officers, their ages as of April 30, 2021, and their positions are shown below.

Named Executive Officer	Age	Position
Gary Steele	58	Chief Executive Officer and Chairman
Paul Auvil	57	Chief Financial Officer
David Knight	54	Executive Vice President and General Manager, Information and Cloud Security Products Group
Blake Sallé	49	Chief Revenue Officer
Ashan Willy	49	Executive Vice President and General Manager, Security Products and Services Group

The board appoints executive officers, who then serve at the board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Proofpoint.

For information regarding Mr. Steele, please refer to Proposal No. 1, “Election of Directors,” “Continuing Directors” above.

Paul Auvil has served as our Chief Financial Officer since March 2007. Prior to joining our company, from September 2006 to March 2007, Mr. Auvil was with Benchmark Capital, a venture capital firm, as an entrepreneur-in-residence. Prior to that, from 2002 to July 2006, he served as the CFO at VMware, Inc., a virtualization company. Previously, he served as the CFO for Vitria Technology, Inc., an eBusiness platform company and held various executive positions at VLSI Technology, Inc., a semiconductor and circuit manufacturing company, including vice president of the Internet and Secure Products Division. Mr. Auvil currently serves on the board of directors of 1Life Healthcare, Inc. (One Medical). From 2007 to 2017, Mr. Auvil served on the board of directors for Quantum Corporation. Mr. Auvil was a member of the Board of Directors of Marin Software Incorporated from 2009 to 2017. Mr. Auvil holds a Bachelor of Engineering degree from Dartmouth College and a Master of Management degree from the J.L. Kellogg Graduate School of Management, Northwestern University.

David Knight has served as our Executive Vice President and General Manager, Information and Cloud Security Products Group since January 2021. Mr. Knight served as the Executive Vice President, Security Products from April 2019 to January 2021, the Executive Vice President, Threat Systems Products Group from July 2016 to March 2019, the General Manager Information Security Products Group from July 2013 to July 2016 and prior to that served as our Executive Vice President Product Management and Product Marketing since March 2011. Prior to joining our company, from May 2007 to February 2011, Mr. Knight served as Chief Technology Officer of the Collaboration Software Group and Senior Director of Product Management at Cisco Systems, Inc., a networking and communications technology company. Mr. Knight was previously vice president of product management, vice president of platforms, and senior director of product management for WebEx Communications Inc., a collaboration software company, from 2002 to May 2007. From 1998 to 2002, he was vice president of marketing and product management for Portera Systems Inc. Mr. Knight has also held management positions at Sybase, Inc., an enterprise and mobile software company, and Oracle. He holds a Master of Science in industrial administration and a B.S. in industrial management and information systems from Carnegie Mellon University.

Blake Sallé has served as our Chief Revenue Officer since September 2020. Mr. Sallé previously served as Executive Vice President, Worldwide Sales from October 2018 to September 2020 and the Theatre Vice President for the Americas from April 2017 to October 2018. Prior to joining Proofpoint, Mr. Sallé served as President, Field Operations of Kony, Inc., a leading provider of enterprise mobility solutions from July 2014 to April 2017. During his career, Mr. Sallé has held key leadership positions across worldwide sales, channels, customer success, strategy, and field operations in multiple organizations ranging from start-up to scale-out in both the technology and healthcare sectors. These organizations include Cisco Systems, Inc., VCE, (a joint venture between VMware, Inc., Cisco Systems Inc. and EMC Corporation), Computer Sciences Corporation (CSC) and Silver Tail Systems. Mr. Sallé holds a Bachelor of Arts in psychology from the University of Texas at Austin.

Ashan Willy has served as our Executive Vice President and General Manager, Security Products and Service Group since September 2020. Mr. Willy brings more than 25 years of leadership experience in engineering, product management, worldwide strategy and planning in global markets to his role. Before that, he led Global Systems Engineering, Customer Success and Renewals for Proofpoint. Prior to Proofpoint, he led teams at Webex, Juniper, Polycom and Cisco. Mr. Willy holds a Master of Business Administration degree from Pepperdine University in California and a Bachelor of Science in Electrical Engineering from McMaster University in Ontario, Canada. He also holds a CCIE, among other industry designations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the 2020 compensation program for our principal executive officer, our principal financial officer, and the three executive officers (other than our principal executive officer and principal financial officer) at fiscal year-end who were our most highly-compensated executive officers (our “Named Executive Officers”). For 2020, our Named Executive Officers were:

•	Gary Steele, our Chief Executive Officer and the Chairman of our Board of Directors (our “CEO”);
•	Paul Auvil, our Chief Financial Officer (our “CFO”);
•	David Knight, our Executive Vice President and General Manager, Information and Cloud Security Products Group;
•	Blake Sallé, our Chief Revenue Officer; and
•	Ashan Willy, our Executive Vice President and General Manager, Security Products and Services Group.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2020, including the “best practices” we have adopted with respect to our executive compensation program. It also provides an overview of our executive compensation philosophy and the overall objectives of our executive compensation program. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions, policies, and practices for our Named Executive Officers in 2020, and discusses the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Stockholder Engagement

Stockholder engagement remains a key priority so that we can understand and address the concerns of our stockholders, including regarding the effectiveness of our executive compensation program. Consistent with this belief, we have continued to maintain an active, year-round investor relations program that involves our CEO, CFO and other members of senior management regularly meeting with stockholders and prospective investors and presenting in investor conferences made available to the investing public via webcast. The feedback we receive from our stockholders and other investors through this process is regularly shared with our full Board of Directors and, when related to our executive compensation program, policies, and practices, the Compensation Committee, which feedback informs our compensation practices.

Corporate Responsibility

Recognizing the importance of environmental, social and governance (“ESG”) matters to the Company and its stakeholders, we formed an internal working group in the 2020 fiscal year in order to provide support for the Company’s ongoing efforts and commitment in this area, such as to energy and natural resources conservation, environmental and supply chain sustainability, human rights, diversity and inclusion and other ESG issues that are relevant and material to the Company. As we work towards this goal, Proofpoint is committed to building ethical and sustainable business operations and supply chains, and maintaining governance structures that are in line with the best practices of our peers.

COVID-19 Response and Action - Especially during these unprecedented times, Proofpoint has made the health and well-being of our employees our top priority. Their resilience has enabled us to continue to grow our business, deliver strong financial results, and advance sustainability efforts that benefit our customers, investors, and communities throughout the past year despite operational challenges caused by COVID-19.

Proofpoint has a people-first philosophy that shapes our company culture and drives how we run our business. When faced with the unprecedented challenges presented by the COVID-19 pandemic, we adapted rapidly to promote the safety, health, and well-being of our employees, customers, vendors and our broader communities. The vast majority of our employees have worked from home since March 2020. We further provided employees with additional time off to focus on themselves and their families, assurances to employees of no layoffs as a result of the COVID-19 pandemic, security for kids/home trainings and other virtual learning resources/games/social events. Additionally, we enhanced our global employee assistance programs to connect employees and their families with resources, information, and counseling to address the evolving challenges presented by the pandemic, such as increased anxiety or stress.

For more detailed information on some of the ESG progress made by the Company in 2020, we published our ESG website in January 2021, which outlines our commitment to the communities we serve and our objectives and investments in the areas of our employees, operational efficiency, community relations and the ongoing protection of our customers from advanced threats and compliance risks and is available at https://www.proofpoint.com/us/corporate-responsibility.

2020 Business Performance Highlights

Financial Performance

Despite the difficult conditions presented with the COVID-19 pandemic in 2020, we were able to deliver for our shareholders, customers and employees as the Company performed well throughout with a focus on workplace safety, business continuity, solid execution, disciplined growth and investment in our leadership position in people-centric cybersecurity and compliance. The performance highlights and accomplishments described below are closely related to the performance metrics under our executive compensation programs.

•	Total revenue was $1,050.0 million in 2020, an increase of 18%, compared to $888.2 million in 2019.
•	GAAP gross profit was $774.6 million for 2020 compared to $652.0 million for 2019. Non-GAAP gross profit was $841.9 million for 2020 compared to $703.7 million for 2019.
•	GAAP gross margin was 74% for 2020 compared to 73% for 2019. Non-GAAP gross margin was 80% for 2020 compared to 79% for 2019.
•

We generated $264.5 million in net cash from operations during 2020 compared to $242.5 million during 2019. This result included $15.8 million received as leasehold improvement reimbursement related to our new corporate headquarters and a $11.7 million cash tax payment associated with the transfer of certain intellectual property from Israel to the United States associated with our acquisition of ObserveIT. Capital expenditures were $72.4 million, including $36.0 million related to our new corporate headquarters. We generated free cash flow of $192.1 million during 2020 compared to $207.3 million during 2019.

From the closing price on the day of our initial public offering in 2012 to the closing price as of the end of December 2020, our stock price has increased approximately 870%, significantly above the Nasdaq Composite Index (IXIC) returns over the same period.

Significant Operational Achievements

•	The Company achieved over $1 billion dollars in revenue for the Fiscal Year ending 2020, which we believe makes us the first SaaS cybersecurity company in the world to do so.
•

To ensure the safety and health of our employees, in response to the Coronavirus pandemic, the Company shifted to a full work from home model in March 2020.  We are incredibly proud of the entire Company and how the Company seamlessly transitioned to work from home while continuing to focus on the business.  The Company continued to execute on all of its goals and measure despite all of the uncertainty in the world during 2020.

•

In 2020, Proofpoint earned numerous leadership and innovation recognitions, including as the 2020 CISO Choice award winner for Premier Security Company, 2020 Cybersecurity Breakthrough Award winner for Best Overall Email Security Provider of the Year, and 19 accolades in the 2020 Cybersecurity Excellence Awards, notably gold award wins for Most Innovative Cybersecurity Company and Best Cybersecurity Education Provider.

•

Several of our female leaders were honored for their work including Lyn Campbell, EVP of Customer Success and Information Technology, who won the gold Women in Business and the Professions World Awards (Women World Awards) for Excellence in Industry Woman of the Year for Security Software. Kristy Campbell, VP of Marketing won the gold Women World Awards for Outstanding Female Professional of the Year for Corporate Communications, and Sharyl Givens, CHRO won the gold Women World Award for Excellence in Industry Woman of the Year for Human Resources and was named one of Ragan’s 2020 Top Women in HR Awards for exceptional leadership.

2020 Executive Compensation Decisions and Outcomes

During 2020 we did not make any changes or adjustments to our executive compensation program specifically in response to the COVID-19 pandemic. The Compensation Committee did not modify individual performance goals or the corporate performance goals that were established at the beginning of the fiscal year, prior to the onset of the COVID-19 pandemic, for either our long term performance based equity incentives or short term cash incentive compensation. Based on our overall operating environment and our strong business performance, the Compensation Committee (and the independent members of our Board of Directors in the case of our CEO) took the following key actions with respect to the compensation of our Named Executive Officers for 2020:

•

Merit-Based Base Salary Increases — Approved annual base salary increases ranging from 3.53% to 14.29%, including a base salary increase of 12.15% for our CEO, after review of each Named Executive Officer’s continued contributions to the Company, scope of responsibility, and market conditions.

•

Annual Cash Bonuses Paid Based — Approved annual cash bonuses ranging from $84,134 to $270,683 for our Named Executive Officers other than our CEO, as well as an annual cash bonus for our CEO in the amount of $466,906. These payments were based on the plan funding, which was above target for the first two quarters of the year. However, the plan funded lower in the second half of the year. As a result, the funding was below target for the 2020 fiscal year. It is important to note that the plan funding was not reset at any point during the year even with uncertainty in the exterior market conditions due to the global pandemic. The payments are also based on individual performance of our Named Executive Officers. For the 2020 fiscal year, each NEO had a personal MBO focused on NARR achievement for the year. As a result of market conditions, the MBO was frozen for the first half of the year, with no executive receiving any compensation for the goal. As a result, all personal MBO attainment by our NEOs could not be above 90%.

•

Long-Term Equity Grants Reflecting our Pay-for-Performance Philosophy — Granted long-term incentive compensation opportunities in the form of (i) PSU awards that may be settled for shares of our common stock subject to our achievement of pre-established Rule of 40 attainment (revenue growth and free cash flow targets) for the fiscal year 2020 (January 1 to December 31) (ii) time-based RSU awards that may be settled for shares of our common stock, in aggregate amounts ranging from target levels of $1,434,600 to $2,869,200, including a PSU award and RSU award for our CEO with an aggregate target value of $5,738,400. The amounts actually realized by our Named Executive Officers will ultimately depend on the performance of our stock at the time of vesting.

50% percent of the long-term incentive awards for our Named Executive Officers other than our CEO were in the form of PSUs and the remaining 50% were in the form of RSUs. To further reinforce the pay-for-performance elements of our executive compensation program, 75% of the long-term incentive award for our CEO was in the form of PSUs and 25% was in the form of an RSU award with a five-year “cliff” vesting requirement.

2020 CEO Pay for Performance

We believe our steady and consistent growth since inception is directly correlated to the continued and exceptional leadership of our CEO. During 2020, the leadership of our CEO and all members of the executive staff team were critical. The continued focus and execution of our global team is a direct result of the CEO’s leadership demonstrated through execution, strategy, and his engagement to our workforce through weekly company meetings. His focus, creativity, and ability to engage and inspire our workforce continues to be critical to our success. Most significantly, his recognized status as a leader in next-generation cybersecurity has allowed us to attract, develop, motivate, and retain a high-caliber executive team, focused on achieving our long-term growth initiatives.

We believe it is critical to our continued success to offer our CEO a total compensation package that will, among other things:

•	motivate and reward the achievement of our annual and long-term financial, operational, and strategic initiatives;

•	ensure he remains with us to guide our business as we emerge as a leader in the next-generation cybersecurity and compliance market sector; and
•	align his total compensation with our stock price performance and company performance.

To further these objectives, each year our Compensation Committee has recommended, and the independent members of our Board of Directors have approved a target total direct compensation opportunity for our CEO heavily weighted towards variable compensation in the form of an annual cash bonus opportunity and long-term incentive compensation in the form of equity awards. Since 2015, the long-term incentive compensation component of these target total direct compensation opportunities has included PSU awards. With the exception of 2018, during which the Compensation Committee recommended, and the independent members of our Board of Directors approved the grant of two special off-cycle equity awards that included time-based RSU awards, each year the percentage of our CEO’s long-term incentive compensation opportunity granted in the form of PSU awards has increased, culminating in the decision in 2020 to grant 75% of our CEO’s long-term incentive compensation as PSU awards that will only be earned if we achieve rigorous revenue and free cash flow margin targets over an extended period.

As currently structured, the Compensation Committee and our Board of Directors believe our CEO’s target total direct compensation opportunity is consistent with our broader executive compensation policies and practices, reinforces our pay for performance philosophy, and aligns with sound governance principles. As with our executive compensation program generally, over time, as the size, complexity, and performance of the Company has grown, the Compensation Committee has recommended to the independent members of our Board of Directors adjustment in the design of the target total direct compensation opportunity of our CEO to reflect his significant role, the Company’s accelerated performance, his tenure with the organization, and the market requirements necessary to retain him. The Compensation Committee views the annual cash bonus opportunity and the PSU awards as strong performance-based compensation vehicles.

Further, as noted above, going forward the Compensation Committee expects that at least half of the value of all future equity awards granted to our CEO will be performance-based. This practice is reflected in his long-term incentive compensation opportunity for 2020 where 75% of his equity awards have been granted in the form of PSUs that have performance metrics aligned with the revenue and free cash flow goals to drive long-term value creation for stockholders, and 25% of his equity awards have been granted in the form of RSUs with a five-year “cliff” vesting requirement.

Consistent with past practice, all elements of compensation are reviewed independently to warrant merit on their own, and to ensure an appropriate target total direct compensation package reflecting our compensation philosophy and objectives.

Our 2020 CEO Pay Mix and Total Direct Compensation

Executive Compensation Philosophy and Objectives

We believe our executive compensation policies and practices reinforce our pay for performance philosophy that aligns with sound governance principles:

What We Do	What We Don’t Do
✓Pay for Performance. Performance-based equity awards, including a majority of performance-based equity awards for our CEO.	×No “Single-Trigger” Vesting. We do not have agreements that would provide automatic “single-trigger” accelerated vesting.
✓Long-Term Vesting. Multi-year vesting periods for our time-based equity awards.	×No Excessive Perquisites. Perquisites and other personal benefits are not a significant portion of any executive officer’s compensation.
✓Caps on Maximum. Caps on short-term performance-based cash incentive compensation.	×No Defined Benefit Plans. We do not maintain defined benefit pension or non-qualified deferred compensation plans.
✓Independent Compensation Consultant. Our compensation consultant is directly engaged by the Compensation Committee to advise on executive compensation matters.	×No Hedging or Pledging. We maintain a prohibition on short sales, hedging, or pledging of stock ownership positions and transactions involving our equity securities for all employees and directors.

✓Annual Compensation Risk Assessment. We conduct an annual risk assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of risk to the Company.

×No Tax Gross-Ups. We do not provide any executive officer with any tax gross-ups to cover taxes on any compensation element or change in control payment or benefits.

Compensation Elements

We compete in the dynamic, highly competitive cybersecurity space. To meet the challenges in this industry, we have embraced a compensation philosophy of offering our executive officers competitive total direct compensation opportunities that recognize and reward individual performance and contributions to our success. The specific objectives of our executive compensation program are to: (i) reward the successful achievement of our financial and strategic objectives; (ii) drive the development of a successful and profitable business; (iii) support the alignment of executive officer and stockholder interests by rewarding the achievement of company goals and the building of stockholder value; (iv) attract, motivate, reward, and retain highly qualified executive officers who are important to our success; and (v) recognize strong performers by offering compensation that rewards individual achievement as well as contributions to our overall success.

Base Salary. Base salary is the primary fixed element of our executive compensation program. We use base salary to compensate our executive officers, including our Named Executive Officers, for services rendered during the fiscal year, and to remain competitive in attracting and retaining executive talent. The Compensation Committee conducts an annual review of each executive officer’s base salary and makes adjustments (or recommendations for adjustments to the independent members of our Board of Directors in the case of our CEO) as it determines to be reasonable and necessary to reflect the scope of an executive officer’s performance, contributions, responsibilities, experience, prior base salary level and position (in the case of a promotion), and market conditions.

Variable Cash Compensation. A key component of our compensation objectives is to have a significant portion of the compensation of our executive officers tied to Company performance to drive the successful execution of our key business results. To accomplish this objective, we provide for performance-based annual cash bonus opportunities for our executive officers, including our Named Executive Officers, based on their level of achievement of one or more corporate performance objectives established at the beginning of the fiscal year and their individual contributions to that performance.

Long-Term Equity Compensation. As a public company, we emphasize the use of equity to provide incentives for our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable value for our stockholders. The annual equity awards granted to our executive officers reflect a balanced mix of PSU awards and RSU awards (in 2020, 75% PSU awards and 25% time-based RSU awards for our CEO and 50% PSU awards and 50% time-based RSU awards for our other executive officers) based on value. The guidelines for the amount of each equity award is developed based on a blend of grant value and value as a percentage of market capitalization. The Compensation Committee believes the combination of these equity awards aligns our executive officers’ total direct compensation opportunity to Company performance and ensures a balance of compensation at risk based on Company performance.

In addition, through our performance-based stock program, PSU awards are designed to incent our executive officers to drive medium-term financial and operational performance that will further our longer-term business strategy and growth objectives. The PSU awards are earned based on our achievement of target levels linked to our financial and operational performance. Milestones have been established and awards may be earned when we have achieved year-over-year revenue growth targets and our pre-established cash flow levels.

Broad-Based Benefit Programs. We design our broad-based employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

We have not adopted any formal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, the Compensation Committee reviews each element of executive compensation separately and also takes into consideration the value of each executive officer’s compensation package as a whole and its relative size in comparison to our other executive officers.

Compensation Setting-Process

Role of the Compensation Committee

The Compensation Committee is responsible for reviewing, evaluating, and approving the compensation arrangements, plans, policies, and practices for our executive officers, including our Named Executive Officers (other than our CEO), and overseeing our cash and equity-based compensation plans. Compensation decisions for our CEO are approved by the independent members of our Board of Directors based on recommendations from the Compensation Committee.

Prior to the beginning of each fiscal year, the Compensation Committee, after consulting with management, establishes the applicable corporate performance objectives for our incentive compensation plans. At the beginning of each fiscal year, the Compensation Committee, after consulting with management, makes decisions with respect to any base salary adjustment, approves target annual cash bonus opportunities and the related individual performance objectives under our annual cash bonus plan, and grants equity awards for our executive officers (other than our CEO) and makes recommendations to the independent members of our Board of Directors with respect to the compensation of our CEO.

After the end of the fiscal year, the Compensation Committee reviews the performance of our executive officers, including our Named Executive Officers, to determine the payouts for the annual cash bonus opportunities for the previous fiscal year for our executive officers (other than our CEO), and makes a recommendation to the independent members of our Board of Directors for the annual cash bonus payout for our CEO.

Role of Management

The Compensation Committee works with members of our management, including our CEO and human resources professionals to design our executive compensation program. Typically, our management assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters. Typically, this information includes an analysis of our executive officers’ compensation mix and levels compared to the competitive market (as determined using both compensation peer group and compensation survey data) prepared by our human resources professionals or the compensation consultant to the Compensation Committee. The Compensation Committee then uses this information as one factor in its deliberations on specific compensation actions, decisions, and recommendations.

Role of Compensation Consultant

The Compensation Committee is authorized to retain the services and obtain the advice of external advisors, including compensation consultants, legal counsel, or other advisors to assist in the evaluation of executive officer compensation. Pursuant to this authority, the Compensation Committee engaged Compensia to provide advice and ongoing recommendations on executive compensation matters for 2020.

Compensia representatives meet with the Compensation Committee during its regular meetings without any members of management present. Compensia, with the acknowledgment and consent of the Compensation Committee, also works with our management from time to time to assist it in the preparation of its recommendations for the Compensation Committee.

Based on the consideration of the various factors as set forth in SEC rules and the listing standards of the Nasdaq Stock Market, the Compensation Committee does not believe that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee has raised any conflict of interest.

Use of Competitive Market Data

To assess the competitiveness of our executive compensation program and to assist it in setting compensation levels, the Compensation Committee reviews data drawn from our compensation peer group, as well as data from the Radford Global Technology Compensation Survey (including a custom data cut for the peer companies that participate in the Radford Global Technology Compensation Survey).

The Compensation Committee uses this data as a point of reference so that it can establish total compensation levels that it believes were reasonably competitive. Compensation levels differ among our executive officers based on competitive factors, and the role, responsibilities, and performance of each specific executive officer.

In September 2019, the Compensation Committee reviewed its then-current compensation peer group in consultation with Compensia for use in connection with its 2020 review and evaluation of our executive compensation program and removed certain companies because they had been acquired, or because their revenue or market capitalization had significantly changed such that they no longer met the Compensation Committee’s criteria for inclusion in the peer group, and included additional companies that are more comparable to our current profile and business.

This compensation peer group was developed based on the following criteria: (i) Industry: primary focus on SaaS and security software companies, with a secondary focus on broad software companies; (ii) Revenue: approximately 0.5x to approximately 2.0x our trailing four quarters revenue of approximately $757 million (or approximately $379 million to approximately $1.5 billion); and (iii) Market Capitalization approximately 0.33x to approximately 3.0x our market capitalization (or approximately $2.2 billion to approximately $20.2 billion). In addition, in selecting our peer group, we give preference to companies with strong revenue growth and companies headquartered in the San Francisco Bay Area.

For 2020, the compensation peer group was updated to more accurately reflect changes in the Company’s business mix, the evolution of the competitive landscape, newly public companies, and continued growth (increased market cap and revenue). Dropbox, Inc., Nutanix Inc., and Okta, Inc. were added while Ellie Mae, Inc., Imperva, Inc., and The Ultimate Software Group, Inc. were removed.

This peer group was comprised of the following companies:

Box, Inc.	LogMeIn, Inc.
Cloudera, Inc.	New Relic, Inc.
Cornerstone OnDemand, Inc.	Nutanix, Inc.
DocuSign, Inc.	Okta, Inc.
Dropbox, Inc.	Paycom Software, Inc.
FireEye, Inc.	Ring Central
Fortinet, Inc.	Splunk Inc.
Guidewire Software, Inc.	Zendesk, Inc.

Determination of 2020 Executive Compensation

Base Salary

In February 2020, the Compensation Committee, after considering the market practices of our compensation peer group and related compensation survey data based on an analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own base salary), and the factors described in the preceding paragraph, increased the base salaries of our executive officers, including our Named Executive Officers (other than our CEO), for 2020 and recommended to the independent members of our Board of Directors an increase to the base salary of our CEO. These increases were made to strengthen our alignment with current competitive market practices and our compensation philosophy, and to recognize our executive officers’ performance and contributions to our overall business success. The independent members of our Board of Directors approved the recommended increase to the base salary of our CEO in February 2020.

The base salaries of our Named Executive Officers for 2020, which became effective on February 1, 2020, were as follows:

Named Executive Officer	2019 Base Salary	2020 Base Salary	Percentage Increase
Mr. Steele	$535,000	$600,000	12.15%
Mr. Auvil	$450,000	$475,000	5.56%
Mr. Knight	$425,000	$440,000	3.53%
Mr. Sallé (1)	$420,000	$450,000	7.14%
Mr. Willy (2)	$310,000	$400,000	29.03%
(1)

Mr. Sallé was promoted to Chief Revenue Officer effective September 10, 2020. His compensation adjustment on February 1, 2020 was $435,000 resulting in a percentage increase of 3.57%. It was then adjusted on September 10, 2020 to $450,000, a percentage increase of 3.45%. Compensia provided peer data and the recommendation was reviewed with Compensia and approved by the Compensation Committee.

(2)

Mr. Willy was promoted to EVP and GM, Security Products Group effective September 10, 2020. His compensation adjustment on February 1, 2020 was $350,000 resulting in a percentage increase of 12.90%. It was then adjusted on September 10, 2020 to $400,000, a percentage increase of 14.29%. Compensia provided peer data and the recommendation was reviewed with Compensia and approved by the Compensation Committee. Mr. Willy was removed from his commission plan as a result of no longer having responsibility of the technical sales organization.

Annual Cash Bonus Plan

Target Annual Cash Incentive Bonus Opportunities

Under our 2020 Executive Bonus Plan, the target annual cash bonus opportunities of our executive officers, including our Named Executive Officers, were designed to reward them based on our overall company performance and each individual executive officer’s contribution to that performance. These target annual cash bonus opportunities were established after review of the pay practices within our industry so as to help ensure a competitive and retentive target total cash compensation package. As in prior years, the Compensation Committee determined that the target annual cash bonus opportunities for each executive officer should be determined as a percentage of such executive officer’s base salary.

In February 2020, the Compensation Committee, after considering the market practices of our compensation peer group and related compensation survey data provided by Compensia, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), the scope of each executive officer’s performance, contributions, responsibilities, experience, and market conditions established the target annual cash bonus opportunities of our executive officers, including our Named Executive Officers (other than our CEO), for 2020 and recommended to the independent members of our Board of Directors the target annual cash bonus opportunity for our CEO. The independent members of our Board of Directors approved the recommended target annual cash bonus opportunity of our CEO in February 2020. Generally, the Compensation Committee determined, and in the case of our CEO recommended to the independent members of our Board of Directors, that the target annual cash bonus opportunities of our executive officers, including our Named Executive Officers, remain at the same levels as for 2019.

The target annual cash bonus opportunities of our Named Executive Officers for 2020 were as follows:

Named Executive Officer	2020 Bonus Opportunity (as a percentage of base salary)
Mr. Steele	100%
Mr. Auvil	75%
Mr. Knight	60%
Mr. Sallé	25%	*
Mr. Willy	60%	*

* The remainder of Mr. Sallé’s and Mr. Willy’s target annual incentive opportunity was based on their performance as measured by their sales incentive plans. See “Sales Incentive Plan for Mr. Sallé” and “Sales Incentive Plan for Mr. Willy” below.

Corporate Performance Objectives

In December 2019, the Compensation Committee approved the corporate performance measures and related target achievement levels for our 2020 Executive Bonus Plan for purposes of providing annual cash bonus opportunities to our executive officers, including our Named Executive Officers.

For purposes of the 2020 Executive Bonus Plan, the Compensation Committee selected revenue and non-GAAP operating income as the two corporate performance measures to fund the 2020 bonus pool. The Company’s quarterly performance, including over-achievement, on these two measures would determine the accrual in that fiscal quarter for the bonus pool, up to a maximum of 150% of the annual target bonus pool attributable to that quarter. Further, once a quarterly funding of the bonus pool was accrued, it was thereafter considered earned for eventual payout at the end of the year. The net effect of any Company performance over-achievement would be to potentially increase the eventual bonus payments to the executive officers receiving bonus payments (even if such increase resulted in a payment that was more than the executive officer’s target annual cash bonus opportunity).

The funding measurement to be used for our 2020 Executive Bonus Plan was approved based on our achievement of quarterly revenue performance as follows:

Revenue Performance - Quarterly	Funding
<95%	No Funding
>=95% to < 97.5%	Fund at 50% of quarterly Target Bonus Pool, subject to Operating Income adjustment
>= 97.5%

Fund at 100% of quarterly Target Bonus Pool, subject to Operating Income adjustment

Plan additionally funds by $0.30 for every $1 of Operating Income overachievement (up to a maximum cap of $150% of quarterly Target Bonus Pool)

In addition, the size of the quarterly target bonus pool was adjusted depending on our achievement of our quarterly non-GAAP operating income performance. For purposes of the 2020 Executive Bonus Plan: In February 2020, the Compensation Committee approved the corporate performance measures and related target achievement levels for our 2020 Executive Bonus Plan for purposes of providing annual cash bonus opportunities to our executive officers, including the named executive officers.

•

the quarterly bonus pool funding was subject to reduction on a dollar-for-dollar basis if our quarterly operating income failed to meet our 2020 non-GAAP operating income target for the applicable fiscal quarter; and

•

the quarterly bonus pool funding was subject to increase at the rate of $0.30 for every dollar by which our quarterly operating income exceeded our 2020 non-GAAP operating income target for the applicable fiscal quarter (up to a maximum cap of 150% of the applicable quarterly target bonus pool).

The Compensation Committee believed that the operation of the plan design as impacted by the target levels for these two performance measures would require a focused effort by management to grow our revenue while meaningfully managing our expenses to achieve both levels of performance and contribute to long-term value creation for our stockholders.

For purposes of the 2020 Executive Bonus Plan, “non-GAAP operating income” was defined to mean operating loss, adjusted to exclude stock-based compensation expense and the amortization of intangibles and costs associated with acquisitions, litigations and facility exit costs related to the relocation of our corporate headquarters. The costs associated with acquisitions include legal, accounting, and other professional fees, as well as changes in the fair value of contingent consideration obligations.

Individual Performance Measures

To achieve our compensation objective of rewarding individual performance, our CEO developed, and the Compensation Committee approved, a series of performance objectives for our executive officers, including our Named Executive Officers (other than himself), which he deemed to be integral to the achievement of the corporate performance objectives and to strengthen our internal operations. These performance objectives were established by our CEO in consultation with our executive officers at the beginning of the year, with each objective weighted to collectively total 100%. In addition, the Compensation Committee developed and recommended the individual performance objectives for our CEO, which were approved by the independent members of our Board of Directors.

For purposes of the 2020 Executive Bonus Plan, the individual performance objectives for our Named Executive Officers were generally as follows:

•

Mr. Steele — his performance objectives were related to achieving our externally-communicated revenue, and net income targets for the year, achieving NARR targets for 2020, and effectively overseeing our staffing goals, including development and succession matters, inorganic growth, acquisition integration, sales force growth and productivity, and international growth.

•

Mr. Auvil — his performance objectives were related to successfully overseeing the ongoing implementation of various business management systems and processes, effectively overseeing our daily financial operations to support the scaling of the Company, achieving NARR targets for 2020, delivering key financial planning and analysis initiatives, driving various business development initiatives, overseeing key initiatives from our investors relations and legal groups, and supporting our global office requirements to further the scaling of the Company.

•

Mr. Knight — his performance objectives were aligned to his new role and title change (EVP and GM, Cloud Security Group) and related to initiatives for our cloud security products group including enhancing the productivity and effectiveness of the group drawing from various internal resources, driving continued leadership in specific cloud product categories, implementing our people-centric strategy across information protection products and delivering related initial product release, developing an enhanced strategy for non-email related products, and enhancing our ability to deliver best-in-class development productivity, service stability, and service security, as well as NARR targets for 2020.

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Mr. Sallé — his performance objectives were related to our sales productivity, including meeting specific hiring goals and sales capacity enhancements, accelerating the volume of our leading growth indicators, furthering leadership development of our sales force, and accelerating our growth in targeted international regions, as well as NARR targets for 2020.

•

Mr. Willy — his performance objectives were aligned to his new role and title change EVP and GM, Security Products and Services, which occurred in the summer of late summer of 2020 and included enhancing productivity and effectiveness of the group, driving continued leadership in specific core product categories, continued implementation of our people-centric strategy across various product lines, and delivering related initial product release, continued growth of professional services and growth of our managed services business line.

At the end of the fiscal year, each executive officer’s individual performance was evaluated and scored (as to the percentage attainment of each objective) by our CEO resulting in a total weighted performance. Our CEO then made recommendations to the Compensation Committee with respect to each executive officer’s individual performance attainment percentage. In the case of our CEO, the independent members of our Board of Directors evaluated his contributions towards the achievement of his individual performance objectives. In no event could an executive officer’s weighted performance exceed 100% per the terms of the Plan. As a result of the NARR target for each NEO and for our CEO, which encompassed 20% of the total weight, the goal was not achieved for the first half, but was for the second half, resulting in an NEO able to achieve a maximum of 90% for the year. Final payment with respect to an executive officer’s individual performance objectives was the product of his or her weighted performance multiplied by that executive officer’s target annual bonus opportunity, multiplied by the funding factor (as determined by the finally accrued, annual bonus pool).

Award Decisions

In February 2021, the Compensation Committee evaluated our 2020 performance and determined that for the fiscal year, we achieved:

•	Revenue of $1,050.0 million, which was approximately 97.4% of our annual revenue target under the 2020 Executive Bonus Plan; and
•	Non-GAAP operating income of $156.8 million, which was approximately 126.2% of our non-GAAP operating income target under the 2020 Executive Bonus Plan.

Based on these achievement levels, and overall goal attainment, the Compensation Committee determined that the annual bonus accrual (the sum of the four quarterly executive bonus accruals) should be paid out to executive officers, taking into consideration their individual base salary, on target bonus rate and individual performance metrics, effectively yielding a company-wide funding factor of 87.22%.

As noted above, our CEO evaluated the achievement of each executive officer against his or her individual performance objectives and formulated a recommendation for each such executive officer’s annual bonus for consideration by the Compensation Committee. These recommendations were based on his subjective assessment of each individual’s contributions against their individual performance objectives during the year. In the case of our CEO, the independent members of our Board of Directors evaluated his performance against his individual performance objectives and determined the amount of his annual bonus.

The independent members of our Board of Directors determined that our CEO had satisfied his individual performance objectives at a level of 90%. The Compensation Committee determined that Mr. Auvil satisfied his individual performance objectives at a level of 87%; Mr. Knight satisfied his individual performance objectives at a level of 88%; Mr. Sallé satisfied his individual performance objectives at a level of 88%; and Mr. Willy satisfied his individual performance objectives at a level of 88%.

Based on these determinations, the Compensation Committee (and, in the case of our CEO, the independent members of our Board of Directors) approved annual cash bonuses based on pro-rated base salaries to account for base salary increases for our Named Executive Officers as follows:

	Target Annual Cash Bonus *	Individual performance Attainment	Annual Cash Bonus x Individual Performance	Bonus Pool Funding Level	Final 2020 Bonus Payment
Gary Steele	$594,800	90%	$535,320	87.22%	$466,906
Paul Auvil	$354,750	87%	$310,335	87.22%	$270,683
David Knight	$263,280	88%	$230,633	87.22%	$201,164
Blake Sallé	$109,613	88%	$96,459	87.22%	$84,134
Ashan Willy	$133,975	88%	$117,228	87.22%	$102,249

_________________

* Target bonuses are determined by multiplying the bonus percentage by the base salary subject to the bonus. Typically, base salary for bonus calculation consists of one-month (January 2020) salary prior to annual increase and 11 months’ salary calculated after annual increase, which is effective February 2020. For the Named Executive Officers whose salaries were adjusted in September 2020 for promotional salary increases, the base salary calculations for the target bonuses were proportionally adjusted for such intra-year increases.

Sales Incentive Plan for Mr. Sallé

As our Chief Revenue Officer, the majority of Mr. Sallé’s annual cash incentive for 2020 was based on his ability to successfully execute on our annual Company-wide sales program. In 2020, Mr. Sallé was eligible to earn target sales commissions of $337,500 under his sales incentive plan. This commission opportunity was based on our sales organization’s ability to generate new annual recurring revenue (“NARR”) (weighted 70%), as well as its ability to complete renewal bookings and generate other non-recurring revenue (weighted 30%). We are not disclosing the target levels for these two components of our sales program because we believe to do so would be competitively harmful, as it would give competitors insight into our strategic and financial planning processes.

Mr. Sallé’s commissions were to be calculated monthly based on the net impact of commissionable value of NARR and renewal bookings and paid in the following month based on our sales organization’s actual performance against its monthly sales quotas. These commissions were based on a fixed rate for NARR sales up to 100% of the pre-established monthly quota and a higher fixed commission rate for NARR sales above the target quota. A similarly-structured commission scale was established for renewal bookings and other non-recurring revenue, albeit at a lower percentage rate given the greater emphasis placed on generating NARR during the year.

In 2020, Mr. Sallé earned a cash bonus under his sales incentive plan in the amount of $266,552, based on our achievement of our NARR sales quota for the year and our renewal sales and other non-recurring revenue sales quota for the year.

Sales Incentive Plan for Mr. Willy

Prior to Mr. Willy’s change of role in the late fall of 2020, the majority of Mr. Willy’s incentive for 2020 was based on his ability to successfully execute on our annual Company-wide sales program through his leadership of the technical sales organization. In 2020, Mr. Willy was eligible to earn target sales commissions of $198,400. This commission opportunity was based on our technical sales organization’s ability to generate new annual recurring revenue (“NARR”) (weighted 60%), as well as its ability to complete renewal bookings and generate other non-recurring revenue (weighted 40%). We are not disclosing the target levels for these two components of our sales program because we believe to do so would be competitively harmful, as it would give competitors insight into our strategic and financial planning processes.

Mr. Willy’s commissions were to be calculated monthly based on the net impact of commissionable value of NARR and renewal bookings and paid in the following month based on our sales organization’s actual performance against its monthly sales quotas. These commissions were based on a fixed rate for NARR sales up to 100% of the pre-established monthly quota and a higher fixed commission rate for NARR sales above the target quota. A similarly-structured commission scale was established for renewal bookings and other non-recurring revenue, albeit at a lower percentage rate given the greater emphasis placed on generating NARR during the year.

In 2020, Mr. Willy earned a cash bonus under his sales incentive plan in the amount of $81,555 based on our achievement of our NARR sales quota for the year and our renewal sales and other non-recurring revenue sales quota for the year.

On September 10, 2020, Mr. Willy was removed from this plan as he no longer had the responsibility for the technical sales organization. As a result, all of his target variable compensation was reset, at a target of 60%. To ensure Mr. Willy was not impacted as a result of this change in timing of earnings, a one-time quarterly bonus payment for the third quarter was paid to him. This bonus was in the amount of $24,500 and was made pursuant to attainment of key MBOs and objectives to meet within the third quarter and directly related to his new role within the Company leading the security products group.

Long Term Incentive Compensation

In March 2020, the Compensation Committee approved, and in the case of our CEO recommended to the independent members of our Board of Directors, equity awards for our executive officers, including our Named Executive Officers. These equity awards consisted of a mix of PSU awards and RSU awards. The target award for each equity vehicle was determined based on a combination of grant value and value as a percentage of our market capitalization. In the case of our CEO, the combined value of this target award was then allocated 75% to his PSU award and 25% to his RSU award to establish share guidelines for his two equity awards, while, for our other executive officers, the combined value of the annual target award was then divided into halves (half PSU awards and half RSU awards) to establish the applicable share guidelines.

The size of the 2020 annual equity awards was determined by the Compensation Committee (or in the case of the annual equity awards granted to our CEO, recommended to the independent members of our Board of Directors for approval), based on its evaluation of the annual competitive market analysis prepared by Compensia, the Compensation Committee’s subjective assessment of the performance of our executive officers, their objectives to motivate and retain our executive officers, and the relevant peer company market practices. The Compensation Committee reviews equity award amounts from two perspectives: grant date fair value and grant date value as a percentage of market capitalization. The Compensation Committee exercised its judgment to set the value of the equity awards for each executive officer, taking into consideration its assessment of each individual’s performance, the current equity holdings of each executive officer (with an emphasis on the remaining vesting requirements of any unvested holdings), the relative roles and responsibilities of each executive officer, and its desire to maintain parity in the awards granted to executive officers performing substantially similar responsibilities. The individual equity awards delivered also were based on the executive officers’ performance against their contributions, including each executive officer’s individual performance for 2019, and an overall assessment of our financial performance in areas such as revenue, bookings, gross margin, and cash flow. We believe this approach allows for a more stable methodology on a year-over-year basis and ensures a more qualitative method to evaluate market values for equity and helps ensure we are granting equity awards in amounts that are market balanced and in line with our overall compensation philosophy.

The PSU awards and RSU awards granted to our Named Executive Officers in 2020 were as follows:

Named Executive Officer	Performance-Based Restricted Stock Unit (“PSU”) Awards at Target (number of shares) (1)	Time-Based Restricted Stock Unit (“RSU”) Awards (number of shares) (2)	Aggregate Grant Date Fair Value ($)
Mr. Steele	45,000	15,000	7,890,300
Mr. Auvil	15,000	15,000	3,586,500
Mr. Knight	7,500	7,500	1,793,250
Mr. Sallé	10,500	20,500	3,534,350
Mr. Willy	7,500	17,500	2,817,050
(1)

The table shows the target number of shares eligible to be earned. The maximum number of shares eligible to be earned pursuant to the 2020 PSU awards granted to our Named Executive Officers is 150% of target.

(2)	For Mr. Sallé and Mr. Willy, shares granted include those granted in February of 2020 and those granted in September of 2020 commensurate with job change and promotion.

PSU Awards

For the PSU program commencing January 1, 2020, the program requires certain performance criteria to be met by the end of the fiscal year (December 31, 2020) (the “Performance Period”). Pursuant to the performance conditions, between 25% and 100% of the shares of our common stock subject to the 2020 PSUs will become eligible for vesting if, during the Performance Period, we satisfy the performance conditions between the threshold milestone and the target milestone, and between 100% to 150% of the shares of our common stock subject to the 2020 PSUs will become eligible for vesting if we satisfy the performance conditions between the target milestone and the stretch milestone, each as described below.

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Target Milestone – as to the entirety of the shares of our common stock subject to the awards if, during the Performance Period, (i) we have had year-over-year revenue growth of 20% or more and (ii) we have achieved a “Rule of 40” measurement of at least 44%; and

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Stretch Milestone – as to the 150% of the shares of our common stock subject to the awards (to the extent unearned and unvested) if, during the Performance Period, (i) we have had year-over-year revenue growth of 20% or more and (ii) we have achieved a “Rule of 40” measurement of at least 46%.

For purposes of the PSU awards, a “Rule of 40 measurement” means the sum of the year-over-year revenue growth rate (expressed as a percentage) and the free cash flow margin (expressed as a percentage of revenue), as both revenue and free cash flow are disclosed in our publicly-reported financial statements. For purposes of calculating free cash flow for the PSU milestone attainment, all capital expenditures associated with our new headquarters campus project that are reported as a one-time charge in 2020 fiscal year will be added back to the free cash flow otherwise reported for that period.

In April 2021, our Board of Directors determined the percentage of the 2020 PSU awards eligible to vest to be 25%, with 25% of that amount vesting immediately and the remaining 75% of that amount to vest in equal portions on January 1 of 2022, 2023 and 2024.

RSU Awards

The RSU awards granted to our Named Executive Officers vest over a four-year period, with one-quarter of the shares vesting on each of the first four anniversaries of February 1, 2020, the vesting start date, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date. The time-based RSU award granted to our CEO vests in full on the fifth anniversary of February 1, 2020, the vesting start date, contingent upon his remaining continuously employed by us through such vesting date.

Subsequent grants made to Mr. Sallé and Mr. Willy vest over a four-year period, with one-quarter of the shares vesting on each of the first four anniversaries of September 10, 2020, the vesting start date, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date.

Welfare and Other Benefits

We have established a Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. In 2020, we matched the Section 401(k) contributions for all employees who contribute to the plan, including our executive officers. Specifically, we match 50% of an employee’s contributions up to a maximum of either the lesser of 2.5% of contributions or $1,500 in a calendar year. The match also includes a vesting schedule, based on tenure, with full vesting at four years of service. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”) so that eligible contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including our Named Executive Officers, on the same basis as all our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts and health spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not currently provide perquisites to our executive officers, including our Named Executive Officers. During 2020, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee or the independent members of our Board of Directors, as applicable.

Employment Arrangements

We have entered into employment offer letters with each of our executive officers, including each of our Named Executive Officers. Each of the employment offer letters provides for “at-will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity and/or a commissions plan, and either a recommendation for or the grant of an equity award. We believe that these employment offer letters were necessary to recruit our executive officers to join us and induce these individuals to forego other employment opportunities.

Post-Employment Compensation Arrangements

We have entered into Change in Control and Severance Agreements with certain of our executive officers, including each of our Named Executive Officers, which are designed to provide severance payments and other benefits in the event of certain qualifying terminations of employment, including certain terminations of employment in connection with a change in control or executive leadership of the Company. The Compensation Committee and our Board of Directors believe that these post-termination payments and benefits serve our executive retention objectives by helping our Named Executive Officers maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event that there is a potential transaction that could involve a change in control of the Company.

The terms of these agreements were determined after review by the independent members of our Board of Directors or the Compensation Committee, as applicable, of our retention goals for each Named Executive Officer and an analysis of relevant competitive market data.

For detailed descriptions of the post-employment compensation arrangements maintained with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Derivatives Trading Policy

The Company prohibits executive officers, directors and employees from directly or indirectly engaging in any kind of hedging transaction that could reduce or limit their economic risk with respect to their holdings, ownership or interest in the Company’s securities, including prepaid variable forward contracts, equity swaps, collars, puts, calls and options.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to our principal executive officer, principal financial officer, and certain other current and former executive officers. While the Compensation Committee considers the deductibility of awards as one factor in determining the compensation for our executive officers, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation paid or awards granted are not deductible by us for tax purposes.

Changes made in 2017 to Section 162(m) in connection with the passage of the Tax Cuts and Jobs Act repealed exceptions to the deductibility limit that were previously available for “qualified performance-based compensation,” including stock option grants, effective for taxable years after December 31, 2017. As a result, any cash or equity compensation paid to certain of our executive officers in excess of $1 million will be non-deductible unless it qualifies for transition relief afforded to compensation payable pursuant to certain binding arrangements in effect on November 2, 2017, that are not subsequently materially modified. Because of uncertainties in the interpretation and implementation of the changes to Section 162(m), including the scope of this transition relief, we can offer no assurance of deductibility of any amounts in excess of $1 million paid to our current or former executive officers who are subject to the limitations of Section 162(m).

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. None of our executive officers, including our Named Executive Officers, are entitled to “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999.

Accounting for Stock-Based Compensation

We follow ASC 718 for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the stock option or other equity award. Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain prescribed limits, and that our company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. None of our executive officers, including our named executive officers, are entitled to “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999.

Risk Assessment of Compensation Programs

We have determined that our compensation policies, practices, and plans are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on the Company. To make this determination, the Compensation Committee, in consultation with management reviewed the compensation policies, practices, and plans for our executive officers, as well as for all other employees. We assessed the following features of our compensation policies, practices, and plans: design, payment methodology, potential payment volatility, relationship to our financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. Based on this review, we believe that our compensation policies, practices, and plans do not create risks that are reasonably likely to have a material adverse effect on our company.

Executive Compensation Tables

The following table provides information regarding all plan and non-plan compensation, earned by or awarded to, our named executive officers for the fiscal years ended December 31, 2020, 2019 and 2018.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary(1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Gary Steele	2020	$594,583	$7,890,300	$466,906	$2,893	$8,954,682
Chief Executive Officer and Chairman	2019	$530,625	$7,259,610	$620,939	$2,520	$8,413,694
	2018	$496,875	$63,477,494	$753,514	$2,413	$64,730,296
Paul Auvil	2020	$472,917	$3,586,500	$270,683	$2,292	$4,332,392
Chief Financial Officer	2019	$445,000	$3,808,320	$386,851	$2,338	$4,642,509
	2018	$406,250	$9,953,784	$462,540	$1,690	$10,824,264
David Knight	2020	$438,750	$1,793,250	$201,164	$750	$2,433,914
Executive Vice President and General Manager, Information and Cloud Security Products Group	2019	$420,625	$3,094,260	$267,554	$2,296	$3,784,735
	2018	$387,500	$3,913,284	$340,832	$655	$4,642,271
Blake Sallé	2019	$438,635	$3,534,350	$350,686	$2,267	$4,325,938
Chief Revenue Officer	2019	$417,500	$2,142,180	$405,365	$2,317	$2,967,362
	2018	$358,333	$4,153,610	$298,694	$1,673	$4,812,310
Ashan Willy	2020	$362,244	$2,817,050	$183,804	$3,542	$3,366,640
Executive Vice President and General Manager, Security Products and Services Group

(1)

Mr. Sallé was promoted to the position of Chief Revenue Officer, effective September 10, 2020. In connection with his promotion, Mr. Sallé’s base salary was increased from $435,000 to $450,000. Mr. Willy was promoted to the position of Executive Vice President and General Manager, Security Products and Services Group. In connection with this promotion, Mr. Willy’s base salary was increased from $350,000 to $400,000.

(2)

Unless otherwise noted in these footnotes, the amounts in this column represent the aggregate grant date fair values of the RSU awards and PSU awards granted during the year indicated, computed in accordance with FASB Accounting Standards Codification Topic 718, excluding estimated forfeitures. The values for PSUs granted in 2018, 2019 and 2020 reflect the probable outcome of the performance vesting conditions which is also equal to the value assuming the highest level of performance conditions (i.e., the stretch milestone) will be achieved. The PSUs are valued using the closing stock price on the grant date.

(3)

The amounts in this column represent total performance-based cash bonuses earned for services rendered in the year referenced in the row under the Executive Bonus Plan, and in the case of Mr. Sallé and Mr. Willy, the amounts also include their sales commission earned in the fiscal year of 2020. As described above, achievement under the Executive Bonus Plan takes into consideration corporate performance measures as well as individual performance.

(4)

Consists of amounts relating to the Company’s payment of life insurance premiums on behalf of our named executive officers pursuant to the Company’s health and welfare benefit plans and payments of 401(k) plan contribution matches.

2020 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of		Grant Date Fair Value
Named Executive Officer	Grant Date	Threshold	Target	Maximum		Threshold (#)	Target (#)	Maximum (#)		Shares of Stock or Units (#)		of Stock and Option Awards(1)
Gary Steele	3/20/2020									15,000	(6)	$1,434,600
	3/20/2020					11,250	45,000	67,500	(5)			$6,455,700
		$297,400	$594,800	$—	(2)
Paul Auvil	3/20/2020									15,000	(6)	$1,434,600
	3/20/2020					3,750	15,000	22,500	(5)			$2,151,900
		$177,375	$354,750	$—	(2)
David Knight	3/20/2020									7,500	(6)	$717,300
	3/20/2020					1,875	7,500	11,250	(5)			$1,075,950
		$131,640	$263,280	$—	(2)
Blake Sallé	3/20/2020									10,500	(6)	$1,004,220
	9/10/2020									10,000		$1,023,800
	3/20/2020					2,625	10,500	15,750	(5)			$1,506,330
		$54,806	$109,613	$—	(2)
		$—	$337,500	$—	(3)
Ashan Willy	3/20/2020									7,500	(6)	$717,300
	9/10/2020									10,000		$1,023,800
	3/20/2020					1,875	7,500	11,250	(5)			$1,075,950
		$66,988	$133,975	$—	(2)
		$—	$198,400	$—	(4)

(1)

The amounts in this column represent the aggregate grant date fair values of the RSUs and PSUs granted during the year indicated in the row, computed in accordance with FASB Accounting Standards Codification Topic 718.

(2)

The 2020 Executive Bonus Plan did not provide for a maximum payout level. The Company evaluated achievement of its pre-established corporate performance metrics on a quarterly basis, with maximum accrual of 150% of the annual target bonus pool attributable to that quarter. However, quarterly accruals under the plan were considered earned for eventual payment to eligible executive bonus plan participants in February 2021. Any executive officer who terminated employment prior to certification of annual results under the 2020 Executive Bonus Plan was not eligible for payout and those accrued amounts were cancelled. For more information, please see the section entitled “Compensation Discussion and Analysis— Annual Cash Bonus Plan” contained in this Proxy Statement.

(3)

The amounts reflected relate to Mr. Sallé’s participation in a sales incentive plan, for which there is no minimum or maximum payout. Mr. Sallé’s commissions were calculated based on a fixed rate for certain sales up to 100% of the pre-established monthly quota and a higher fixed commission rate for sales above the annual target quota.

(4)

The amounts reflected relate to Mr. Willy’s participation in a sales incentive plan in the first nine months of 2020. The plan has no minimum or maximum payout. Mr. Willy’s commissions were calculated based on a fixed rate for certain sales up to 100% of the pre-established monthly quota and a higher fixed commission rate for sales above the annual target quota. Mr. Willy transitioned to the 2020 Executive Bonus Plan in September 2020 when he was promoted to the position of Executive Vice President and General Manager, Security Products and Services Group.

(5)

The PSU awards were eligible to be earned upon our achievement of pre-established Rule of 40 attainment (revenue growth and free cash flow targets) for the performance period from January 1, 2020 to December 31, 2020. Please refer to “Long Term Incentive Compensation” for detail, including the description in “PSU Awards” regarding the determination of the applicable vesting of the 2020 PSU awards.

(6)

The RSU awards granted to our Named Executive Officers (other than our CEO) vest over a four-year period, with one-quarter of the shares vesting on each of the first four anniversaries of February 1, 2020, the vesting start date, contingent upon the Named Executive Officer remaining continuously employed by us through each applicable vesting date. The time-based RSU award granted to our CEO vests in full on the fifth anniversary of February 1, 2020, the vesting start date, contingent upon his remaining continuously employed by us through such vesting date.

Outstanding Equity Awards at December 31, 2020

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Named Executive Officer	Exercisable	Unexercisable	(2)		(#)(3)		(4)	(#)		(4)
Gary Steele	84,241	—	$36.00	3/25/2024
	100,000	—	$57.49	4/5/2025
	65,000	—	$50.93	4/7/2026
					11,250		$1,534,613
					11,250		$1,534,613
					21,300		$2,905,533
								42,600	(5)	$5,811,066
					112,545		$15,352,263
								225,090	(5)	$30,704,527
					16,000	(6)	$2,182,560
								45,000	(5)	$6,138,450
					15,000	(6)	$2,046,150
								11,250	(7)	$1,534,613
Paul Auvil	80,000	—	$36.00	3/25/2024
	32,000	—	$57.49	4/5/2025
	32,000	—	$50.93	4/7/2026
					5,000		$682,050
					5,000		$682,050
					8,300		$1,132,203
								16,600	(5)	$2,264,406
					25,000		$3,410,250
					12,000		$1,636,920
								16,000	(5)	$2,182,560
					15,000		$2,046,150
								3,750	(7)	$511,538

David Knight					3,000		$409,230
					3,000		$409,230
					8,300		$1,132,203
								16,600	(5)	$2,264,406
					9,750		$1,329,998
								13,000	(5)	$1,773,330
					7,500		$1,023,075
								1,875	(7)	$255,769
Blake Sallé					5,000		$682,050
					3,500		$477,435
					2,000		$272,820
					15,000		$2,046,150
					6,750		$920,768
								9,000	(5)	$1,227,690
					10,500		$1,432,305
								2,625	(7)	$358,076
					10,000		$1,364,100
Ashan Willy					2,000		$272,820
					5,000		$682,050
					6,750		$920,768
								9,000	(5)	$1,227,690
					7,500		$1,023,075
								1,875	(7)	$255,769
					10,000		$1,364,100

(1)

Unless otherwise noted in these footnotes, all stock options referenced in this table vest as to 25% of the shares of our common stock subject to the option on the first anniversary of the vesting commencement date, with the remainder of the shares vesting monthly in equal installments over the next three years.

(2)

Represents the fair market value of a share of our common stock, as determined by our Board of Directors or as determined by the closing market price, on the option’s grant date. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Critical Accounting Policies—Stock-Based Compensation” of our annual report on Form 10-K for a discussion of how we have valued our common stock.

(3)

Unless otherwise noted in these footnotes, all RSUs referenced in this table vest as to 25% of the underlying shares of common stock on each of the four successive anniversaries of the vesting commencement date, subject to the executive’s continued service on each applicable vesting date.

(4)	Market value of shares based on closing price of our common stock as reported on the Nasdaq Stock Market on December 31, 2020 of $136.41.
(5)	Represent maximum potential PSUs outstanding on December 31, 2020.
(6)	Represents the RSUs vesting with respect to 100% of the underlying shares on the fifth anniversary of the vesting commencement date.
(7)

Represents the 25% of the 2020 PSUs determined as eligible to vest. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for detail, including the description in the “Long Term Incentive Compensation - PSU Awards” for the applicable vesting of the 2020 PSU awards.

2020 Options Exercised and Stock Vested

The following table provides information regarding stock option exercises by our named executive officers during the 2020 fiscal year, and the number of shares of underlying RSUs held by each named executive officer that vested during the 2020 fiscal year. Value realized on option exercise is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise. Value realized on vesting of restricted stock unit awards is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the named executive officer.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Gary Steele	40,000	$4,775,796	105,223	$13,583,488
Paul Auvil	—	$—	38,650	$4,621,497
David Knight	19,392	$2,168,725	17,400	$2,101,214
Blake Sallé	—	$—	17,500	$1,901,683
Ashan Willy	—	$—	13,250	$1,455,813

Potential Payments upon Termination or Change in Control

In April 2018 (and in the case of Mr. Sallé and Mr. Willy, October 2018), we entered into Change in Control and Severance Agreements (“Severance Agreement”) with certain executive officers of the Company that provide for certain severance and other benefits in the event of certain terminations of employment, including in connection with a change in control transaction. These arrangements are designed to retain executives and provide continuity of management in the event of a change in control.

Change in Control Severance Agreements

Pursuant to each such Severance Agreement, in the event each executive officer experiences a qualifying termination (a termination without “cause” or resignation for “good reason”), each as defined in Severance Agreement, subject to his or her execution of a general release of claims, the executive will become entitled to receive (i) a cash lump-sum severance payment equal to six months of his or her base salary, as in effect immediately prior to the qualifying termination; and (ii) payment for continued healthcare coverage under COBRA for up to six months for the executive officer and his or her covered dependents.

In addition, solely to the extent the qualifying termination occurs within 12 months following any change in the Company’s Chief Executive Officer, each of the executive officer’s outstanding equity awards (including equity awards subject to performance-based vesting criteria, to the extent the applicable performance criteria has been achieved upon termination) shall accelerate and become vested and exercisable as if the executive officer had completed an additional 12 months of service following the effective date of his or qualifying termination (reduced to six months if the effective date of the qualifying termination is less than 12 months after executive officer’s commencement of employment with the Company).

In the event the executive officer experiences a qualifying termination during the period beginning three months prior to a change in control of the Company (as defined in the Severance Agreement) or, if earlier, upon the execution of a definitive agreement to effect a change in control, and ending 18 months following the consummation of a change in control, subject to his or her execution of a general release of claims, the executive will become entitled to receive (i) a cash lump-sum severance payment equal to six months of his or her base salary, as in effect immediately prior to the qualifying termination; (ii) a cash lump-sum payment equal to 50% of the executive officers annual target bonus, as in effect immediately prior to the qualifying termination; and (iii) payment for continued healthcare coverage under COBRA for up to six months for the executive officer and his or her covered dependents. In addition, each of the executive officer’s outstanding equity awards (including awards that would otherwise vest only upon satisfaction of performance criteria) will accelerate and become vested and exercisable in full; provided that if the Company’s execution of the definitive agreement to effect a change in control occurs less than 12 months after the executive officer’s commencement of employment with the Company, his or her equity awards will accelerate and become vested and exercisable, as applicable, with respect to 50% of the shares underlying his or her equity awards at the time of the qualifying termination, with all performance-based awards determined as if all applicable performance criteria were achieved at target levels.

We have entered into employment, termination of employment and change-in-control arrangements with our named executive officers as summarized below:

Gary Steele     The following table summarizes the potential payments and benefits payable to Mr. Steele upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Steele was terminated on December 31, 2020.

			Value of Accelerated Equity Awards
Executive Benefits and Payments upon Termination	Base Salary	Bonus	Options	RSUs and PSUs	Other Benefits
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—
Qualifying Termination Unrelated to a Change in Control	$300,000	$—	$—	$—	$3,687
Qualifying Termination following Changes in the CEO	$300,000	$—	$—	$12,198,191	$3,687
Qualifying Termination in Connection with a Change in Control	$300,000	$300,000	$—	$71,278,999	$3,687

Paul Auvil.    The following table summarizes the potential payments and benefits payable to Mr. Auvil upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Auvil was terminated on December 31, 2020.

			Value of Accelerated Equity Awards
Executive Benefits and Payments upon Termination	Base Salary	Bonus	Options	RSUs and PSUs	Other Benefits
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—
Qualifying Termination Unrelated to a Change in Control	$237,500	$—	$—	$—	$11,615
Qualifying Termination following Changes in the CEO	$237,500	$—	$—	$4,692,504	$11,615
Qualifying Termination in Connection with a Change in Control	$237,500	$178,125	$—	$14,991,459	$11,615

David Knight    The following table summarizes the potential payments and benefits payable to Mr. Knight upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Knight was terminated on December 31, 2020.

			Value of Accelerated Equity Awards
Executive Benefits and Payments upon Termination	Base Salary	Bonus	Options	RSUs and PSUs	Other Benefits
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—
Qualifying Termination Unrelated to a Change in Control	$220,000	$—	$—	$—	$11,615
Qualifying Termination following Changes in the CEO	$220,000	$—	$—	$2,083,663	$11,615
Qualifying Termination in Connection with a Change in Control	$220,000	$132,000	$—	$8,477,882	$11,615

Blake Sallé    The following table summarizes the potential payments and benefits payable to Mr. Sallé upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Sallé was terminated on December 31, 2020.

			Value of Accelerated Equity Awards
Executive Benefits and Payments upon Termination	Base Salary	Bonus	Options	RSUs and PSUs	Other Benefits
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—
Qualifying Termination Unrelated to a Change in Control	$225,000	$—	$—	$—	$11,615
Qualifying Termination following Changes in the CEO	$225,000	$—	$—	$3,086,276	$11,615
Qualifying Termination in Connection with a Change in Control	$225,000	$225,000	$—	$9,241,778	$11,615

Ashan Willy    The following table summarizes the potential payments and benefits payable to Mr. Willy upon termination of employment or a change in our control under each situation listed below, modeling, in each situation, that Mr. Willy was terminated on December 31, 2020.

			Value of Accelerated Equity Awards
Executive Benefits and Payments upon Termination	Base Salary	Bonus	Options	RSUs and PSUs	Other Benefits
Voluntary Termination or Termination for Cause	$—	$—	$—	$—	$—
Qualifying Termination Unrelated to a Change in Control	$200,000	$—	$—	$—	$15,894
Qualifying Termination following Changes in the CEO	$200,000	$—	$—	$1,381,151	$15,894
Qualifying Termination in Connection with a Change in Control	$200,000	$120,000	$—	$5,899,733	$15,894

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees (excluding Mr. Steele, our Chief Executive Officer, or CEO) and the annual total compensation of our CEO.

For 2020:

•	The median of the annual total compensation of all employees of our company, excluding our CEO, was $158,556; and
•	The annual total compensation of our CEO was $8,954,682.

Based on this information the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 56:1. This ratio is meant to be a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

In 2020, due to a significant change of employee population though organic hiring, acquisitions, and transitions, we determined there was a need to review the employee population and re-establish our median employee. Thus the ratio for 2020 represents a new median employee in the ratio.

As permitted by SEC rules, to identify our median employee, we selected base salary, which we calculated as annual base pay using a reasonable estimate of the hours worked during 2020 for hourly employees and using annual salary for our remaining employees, as the compensation measure to be used to compare the compensation of our employees as of December 31, 2020, for the 12-month period from January 1, 2020, through December 31, 2020.

We annualized base pay for any permanent employees who commenced work during 2020. We also applied a conversion rate for our non-U.S. employees as of December 31, 2020. We did not include any contractors or other non-employee workers in our employee population. We determined the annual total compensation of our CEO, Mr. Steele, for the fiscal year ended December 31, 2020 was $8,954,682, as reported in our 2020 Summary Compensation Table.

Using this approach, we selected the individual who was at the median of our employee population. We then calculated annual total compensation for this individual using the same methodology we use for our named executive officers as set forth in our Summary Compensation Table. We determined that such individual’s annual total compensation for the fiscal year ended December 31, 2020 was $158,556.

Because the SEC rules for identifying the median of the annual total compensation of all employees of our company and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and compensation practices, the pay ratio reported by other companies may not be comparable to the our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. We provide this disclosure not to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess our compensation practices.

REPORT OF THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Proofpoint under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Mr. Feiber, Chair

Ms. Evan

Mr. Wallace

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2020, with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2002 Stock Option/Stock Issuance Plan, 2012 Equity Incentive Plan and 2012 Employee Stock Purchase Plan. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Proofpoint in connection with mergers and acquisitions of the companies that originally granted those awards.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(#)
Equity compensation plans approved by security holders	746,960	(1)	$35.41	13,309,406	(2)
Equity compensation plans not approved by security holders	—	(3)	$—	—
Total	746,960		$35.41	13,309,406

(1)	Excludes purchase rights accruing under the 2012 Employee Stock Purchase Plan.
(2)

Includes 2,409,608 shares that remain available for purchase under the 2012 Employee Stock Purchase Plan and 4,324,727 shares of common stock that are subject to outstanding awards under the 2012 Equity Incentive Plan. Any such shares of common stock that are subject to outstanding awards under the 2002 Stock Option/Stock Issuance Plan that are issuable upon the exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for future grant and issuance under the 2012 Equity Incentive Plan.

(3)

Excludes outstanding options to acquire 74,051 shares of common stock with weighted average exercise price of $11.38 and 57,214 shares subject to outstanding awards that were assumed by Proofpoint in connection with mergers and acquisitions of the companies that originally had granted those awards.

RELATED PARTY TRANSACTIONS

From time to time, we engage in ordinary course commercial transactions with other entities whose officers or directors are also directors of the Company, whose directors are officers of the Company, or whose officers or directors are immediate family members of an officer or director of the Company. Such transactions which have been reviewed and approved by the audit committee are conducted on an arm’s-length basis and our related parties do not have a material interest in such transactions. Further, as noted below, the Audit Committee has adopted standing pre-approvals under the related-person transactions policy for these and certain other transactions that do not create or involve a direct or indirect material interest. Other than these ordinary course commercial transactions and the compensation arrangements, including employment, termination of employment and change in control and indemnification arrangements, discussed above in the sections entitled “Director Compensation” and “Executive Compensation,” there are no transactions since January 1, 2020, or currently proposed transactions in which:

•	we have been or are to be a participant;
•	the amount involved exceeded or exceeds $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

Our board of directors has adopted a written related-person transactions policy. Under this policy, the audit committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is approved by the compensation committee;
•	compensation to non-employee directors that is approved by our board of directors and is required to be reported in our proxy statement;
•

transactions with another company at which (i) the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in that partnership; (ii) the related person is a director (and his or her interest in the transaction arises solely from his or her position as a director of that company); or (iii) the related person’s only relationship is as an employee (other than an executive officer);

•

charitable contributions, grants or endowments by us to a charitable organization, foundation or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in our fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by us and all holders of those securities receive proportional benefits;
•	ordinary course business travel and expenses, advances and reimbursements; and
•

payments made pursuant to (i) directors and officers insurance policies, (ii) our certificate of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by our board of directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they will be reviewed by our disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the audit committee. Transactions may also be identified through our code of business conduct and ethics or other policies and procedures and reported to the audit committee. The audit committee will review the material facts of all related person transactions and either approve, disapprove, ratify, rescind, or take other appropriate action (in its discretion) with respect to the transaction.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Proofpoint’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Proofpoint under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Proofpoint specifically incorporates it by reference.

The Audit Committee has reviewed and discussed with Proofpoint’s management and PricewaterhouseCoopers, LLP the audited consolidated financial statements of Proofpoint for the year ended December 31, 2020. The Audit Committee has also discussed with PricewaterhouseCoopers, LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers, LLP its independence from Proofpoint.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Proofpoint’s annual report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Elizabeth (Betsy) Rafael, Chair

Dana Evan

Kristen Gil

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Proofpoint’s bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Proofpoint, Inc., 925 West Maude Avenue, Sunnyvale, California 94085, Attn: Corporate Secretary.

To be timely for the 2022 annual meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at the principal executive offices of Proofpoint not earlier than 5:00 p.m. Pacific Time on March 2, 2022 and not later than 5:00 p.m. Pacific Time on April 1, 2022. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Proofpoint’s bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Proofpoint’s 2021 annual meeting must be received by the Company not later than December 31, 2021 in order to be considered for inclusion in Proofpoint’s proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Proofpoint’s directors, executive officers and any persons who own more than 10% of Proofpoint’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Proofpoint with copies of all Section 16(a) forms that they file. Based solely on its review of the copies of such forms furnished to Proofpoint and written representations from the directors and executive officers, Proofpoint believes that all Section 16(a) filing requirements were timely met in 2020, except, due to administrative errors, (1) a late Form 4 was filed for Mr. Salle on July 13, 2020, (2) a late Form 4 was filed for Mr. Harvey on August 28, 2020 and (3) a late Form 4 was filed for Mr. Swaroop on July 13, 2020.

Available Information

Proofpoint will mail without charge, upon written request, a copy of Proofpoint’s annual report on Form 10-K for the year ended December 31, 2020, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Proofpoint, Inc.

925 West Maude Avenue

Sunnyvale, California 94085

Attn: Investor Relations

(408) 517-4710

The Annual Report is also available at https://investors.proofpoint.com.

“Householding”—Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are Proofpoint stockholders will be “householding” our annual report and proxy materials. A single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Proofpoint will promptly deliver a proxy statement, proxy card, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy statement, proxy card, annual report and other proxy materials, you may write Proofpoint’s Investor Relations department at 925 West Maude Avenue, Sunnyvale, California 94085, Attn: Investor Relations, or at https://investors.proofpoint.com/investors/resources/contact-investor-relations/default.aspx .

Any stockholders who share the same address and currently receive multiple copies of Proofpoint’s annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Proofpoint’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
PROOFPOINT, INC. 925 WEST MAUDE AVE SUNNYVALE, CA 94085

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PFPT2021

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D53512-P52339                       KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROOFPOINT, INC.		For	Against	Abstain

The Board of Directors recommends you vote FOR the following:

1.     To elect three Class III directors of Proofpoint, Inc. to serve until the third annual meeting of stockholders following this meeting and until his or her successor has been elected and qualified or until his or her earlier resignation or removal.

Nominees:

	1a. Dana Evan	☐	☐	☐

	1b. Kristen Gil	☐	☐	☐

	1c. Gary Steele	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2. To approve, on a non-binding advisory basis, the compensation of our named executive officers.							☐	☐	☐

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D53513-P52339

PROOFPOINT, INC.

Annual Meeting of Stockholders

June 15, 2021 9:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Gary Steele, Paul Auvil and Michael Yang, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROOFPOINT, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 15, 2021, via the Internet at www.virtualshareholdermeeting.com/PFPT2021 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side